Exhibit 10.1

EXECUTION VERSION

Fourth Amended and Restated

Limited Liability Company Agreement

of

PrinceRidge Partners LLC

Fourth Amended and Restated Limited Liability Company Agreement

of

PrinceRidge Partners LLC

-i-

-ii-

Appendix A Form of Joinder Agreement for Managers

-iii-

DEFINED TERMS

Page
Accounting Period	2
Act	2
Additional Member	2, 14
Adjusted Capital Account Deficit	2, 29
Affiliate	2
Agreement	2
Amended and Restated Limited Liability Company Agreement	3
Appendix A (or other Appendix)	3
Asset Sale Proceeds	3
Associated Member	3
Available Assets	3
Business	3
Business Day	3
Capital Account	3
Capital Net Income	3
Capital Net Loss	3
Cause	3
Class A Partners	3
Code	3
Company	4
Company Tax Audit	42
Contribution Agreement	4
Corporate Conversion	4, 39
Day-to-Day Responsibilities	4
Drag Along Right	4, 38
Equity Units	4
Excess Allocation Amount	4, 41
Executive Agreement	4
Exercising Member	4, 39
Final Distribution	4, 41
Fiscal Year	4, 11
Former Member	4
Former QPRMS	8
IFMI	4
IFMI Managers	4
IFMI Parent	4
Inactive Partner	5
Individual Member	5
Involuntary Transfer	5
Joinder Agreement	5
Limited Partner	5
Management Group Entities	5
Mandatory Distribution	5, 32
Meeting	6, 46

Page
Members	6
Monetization Event	6
Net Income	6
Net Loss	6
New Units	6
Notice Year	6, 35
Original Agreement	1
Partners	7
Partnership	7
Partnership Agreement	7
Partnership Subsidiary	7
Passive Members	7, 37
Pass-Thru Member	7, 43
Permanent Disability	7
Person	7
Pre-Closing Company Tax Audit	7, 44
Preemptive Notice	7, 38
Preemptive Notice Window	7, 39
Preemptive Reply	7, 39
Preemptive Right	7, 38
PrinceRidge Managers	8
PrinceRidge Member	8, 44
Profit Units	8
Purchaser Notice	8, 38
Qualifying PrinceRidge Member	8
Restrictive Covenants	8
Sale Proceeds	8
Sale Transaction	8
Second Amended and Restated Limited Liability Company Agreement	8
Section 704(c) Property	8
Securities Act	9
Selling Member(s)	9, 37
Source	9
Sub-Capital Account	9, 27
Subscription Commitment	9
Supplementary Agreement	9, 14
Tag Along Right	9, 38
Target Final Balance	9, 41
Target Minimum Repurchase Amount	9, 35
Target Repurchase Date	9, 35
Tax Matters Partner	9, 42
Termination and Separation Agreement	9
Third Amended and Restated Limited Liability Company Agreement	1, 9

-iv-

Third Party Purchaser	9, 37
Threshold Value	9
Transaction Notice	10, 37
Transfer	10
Underlying Transaction	10, 37

Unit Price	10
Unit Sale Proceeds	10
Units	10
Voluntarily Withdraw	10
Withdrawal Date	10, 34

-v-

Fourth Amended and Restated Limited Liability Company Agreement

of

PrinceRidge Partners LLC

Dated as of May 31, 2011

This Fourth Amended and Restated Limited Liability Company Agreement is made and entered into as of the date set forth above by and among the undersigned Persons and shall hereafter govern the Company.

R E C I T A L S:

WHEREAS, the Company was formed under the Act as BlueHawk Management LLC, pursuant to a Certificate of Formation filed with the Secretary of State of the State of Delaware on January 28, 2008;

WHEREAS, the Company was initially governed by a Limited Liability Company Agreement, dated as of May 1, 2008 (the “Original Agreement”);

WHEREAS, the Company’s name was changed to VinsonForbes Holdings LLC pursuant to a Certificate of Amendment of Certificate of Formation filed with the Secretary of State of the State of Delaware on December 5, 2008;

WHEREAS, the Original Agreement was amended and restated in its entirety pursuant to an Amended and Restated Limited Liability Company Agreement, dated as of December 12, 2008 (the “Amended and Restated Limited Liability Company Agreement”);

WHEREAS, the Amended and Restated Limited Liability Company Agreement was amended and restated in its entirety pursuant to a Second Amended and Restated Limited Liability Company Agreement, dated as of February 1, 2009 (the “Second Amended and Restated Limited Liability Company Agreement”);

WHEREAS, the Company’s name was changed to PrinceRidge Partners LLC pursuant to a Certificate of Amendment of Certificate of Formation filed with the Secretary of State of the State of Delaware on June 29, 2009;

WHEREAS, the Second Amended and Restated Limited Liability Company Agreement was amended and restated in its entirety pursuant to a Third Amended and Restated Limited Liability Company Agreement, dated as of July 1, 2009 (the “Third Amended and Restated Limited Liability Company Agreement”);

WHEREAS, the Company, pursuant to a resolution and consent dated as of April 15, 2011, resolved, among other matters, to amend the Third Amended and Restated Limited Liability Company Agreement and admit each of Daniel G. Cohen and IFMI as a Member of the Company and a Class A Partner of the Partnership; and

WHEREAS, the current Members, Ahmed A. Alali, Daniel G. Cohen, John P. Costas, Colette C. Dow, Ronald J. Garner, Michael T. Hutchins, Matthew G. Johnson and IFMI, wish to amend and restate the Third Amended and Restated Limited Liability Company Agreement in its entirety and to enter into this Agreement (as defined below).

NOW, THEREFORE, the parties hereto hereby agree to continue the Company and hereby amend and restate the Third Amended and Restated Limited Liability Company Agreement, which is replaced and superseded in its entirety by this Agreement, as follows:

ARTICLE I

Interpretation

Section 1.01 Definitions. Unless otherwise expressly provided in this Agreement, the following terms used in this Agreement shall have the meanings provided in this Section 1.01. In addition, capitalized terms used in this Agreement that are used in reference to the Partnership or Partnership Agreement, shall have the meaning given to such terms in the Partnership Agreement.

(a) “Accounting Period” means a period (i) the first day of which is (A) the first Business Day of each calendar quarter, (B) the date on which there are contributions to the capital of the Company or any material amount is credited to a Capital Account other than on a pro rata basis or (C) such other date deemed appropriate by the Company; and (ii) the last day of which is (A) the day prior to the commencement of any Accounting Period, (B) the date on which there are withdrawals or distributions from the capital of the Company or any material amount is debited or credited to any Capital Account other than on a pro rata basis or (C) such other date deemed appropriate by the Company.

(b) “Act” means the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended from time to time.

(c) “Additional Member” shall have the meaning set forth in Section 3.01(b).

(d) “Adjusted Capital Account Deficit” shall have the meaning set forth in Section 6.03(a)(iv)(A).

(e) “Affiliate” means, with respect to any specified Person, (i) a Person that directly or indirectly, through one (1) or more intermediaries, controls, is controlled by, or is under common control with, the Person specified, and (ii) the successors, heirs, assigns, executors, personal representatives, advisors and agents of each of the foregoing Persons and/or entities described in (i) above. For purposes of this Agreement, each Associated Member shall be deemed to be an Affiliate of the Member with whom such Associated Member is associated.

(f) “Agreement” means this Fourth Amended and Restated Limited Liability Company Agreement, dated as of the date first above written, the Appendices to this Agreement and, with respect to each Member, any Supplementary Agreement to which such Member is a party, as any of the foregoing may be amended from time to time.

(g) “Amended and Restated Limited Liability Company Agreement” shall have the meaning set forth in the recitals.

(h) “Appendix A (or other Appendix or Appendices)” means Appendix A (or other Appendix) to this Agreement.

(i) “Asset Sale Proceeds” means the gross proceeds minus expenses, if any, attributable to the sale of all or any portion of the Company’s assets as part of an extraordinary capital transaction.

(j) “Associated Member” shall mean any trust, limited liability company, limited partnership or similar vehicle for the primary benefit of a Member’s descendants (whether natural or adopted) or other family members (including spouses and former spouses) and designated in the books and records of the Company as an “Associated Member,” each in its capacity as a member of the Company.

(k) “Available Assets” means, as of any date, the excess of (a) the cash, cash equivalent items and temporary investments held by the Company over (b) the sum of the amount of such items as the Company reasonably determines to be necessary for the payment of the Company’s expenses, liabilities and other obligations (whether fixed or contingent including, to the extent determined by the Company, any outstanding loans made by a Member to the Company to fund any operating deficits, and taking into account adjustments with respect to any advances to a Member which are subject to recoupment), and for the establishment of appropriate reserves for such expenses, liabilities and obligations as may arise, including the maintenance of adequate working capital for the continued conduct of the Business.

(l) “Business” means the business activities of the Management Group Entities and their Affiliates.

(m) “Business Day” shall mean any day other than (a) Saturday and Sunday and (b) any other day on which banks located in New York City are required or authorized by law to remain closed.

(n) “Capital Account” means the capital account(s) established for each Member on the books of the Company.

(o) “Capital Net Income” and “Capital Net Loss” mean any Net Income or Net Loss attributable to a Sale Transaction, reduced or increased by any expenses allocated thereto by the Company.

(p) “Cause” shall have the meaning given to such term in a Member’s Supplementary Agreement, a Member’s Executive Agreement or an IFMI Manager’s Joinder Agreement, as applicable.

(q) “Class A Partners” means such Persons admitted to the Partnership as Class A Limited Partners in accordance with the Partnership Agreement.

(r) “Code” means the Internal Revenue Code of 1986, as amended.

(s) “Company” means PrinceRidge Partners LLC, a Delaware limited liability company organized on January 28, 2008 as BlueHawk Management LLC.

(t) “Contribution Agreement” means the Contribution Agreement, dated April 19, 2011 by and among the Company, the Partnership and IFMI.

(u) “Corporate Conversion” shall have the meaning set forth in Section 10.04(a).

(v) “Day-to-Day Responsibilities” means an Individual Member’s day-to-day role with respect to the Business.

(w) “Drag Along Right” shall have the meaning set forth in Section 10.02(c).

(x) “Equity Units” means for each Member, the Equity Units indicated on the books and records of the Company and/or in such Member’s Supplementary Agreement.

(y) “Excess Allocation Amount” shall have the meaning set forth in Section 11.04.

(z) “Executive Agreement” means any Executive Agreement, by and among the Partnership, IFMI and the executive named therein.

(aa) “Exercising Member” shall have the meaning set forth in Section 10.03(b).

(bb) “Final Distribution” shall have the meaning set forth in Section 11.04.

(cc) “Fiscal Year” shall have the meaning set forth in Section 2.05.

(dd) “Former Member” refers to such Persons as hereafter from time to time cease to be Members, whether voluntarily or otherwise, in accordance with this Agreement.

(ee) “IFMI” means IFMI, LLC, a Delaware limited liability company.

(ff) “IFMI Parent” means Institutional Financial Markets, Inc., a Maryland corporation.

(gg) “IFMI Managers” means Walter T. Beach, Daniel G. Cohen, and Lance Ullom, and any successors thereto designated by IFMI consistent with the following. In the event that any of Walter T. Beach, Daniel G. Cohen, or Lance Ullom ceases to be an IFMI Manager or is removed by IFMI or otherwise, each person designated to replace each such IFMI Manager shall be subject to approval by the PrinceRidge Managers (which approval shall include review of the results of the Company’s customary background investigation of such designated person), such approval not to be unreasonably withheld or delayed; provided that, if the PrinceRidge Managers do not approve the first person selected by IFMI to fill each such vacancy, the next person designated by IFMI to fill such vacancy shall be selected by the PrinceRidge Managers from a list of two candidates selected by IFMI in good faith (which candidates shall have satisfied the customary background review process employed by IFMI Parent with respect to the independent members of its board of directors), which candidates shall not include the candidate previously proposed to fill such vacancy.

(hh) “Inactive Member” means a Member whose Day-to-Day Responsibilities have ceased or been terminated by the Board.

(ii) “Individual Member” means a Member who is a natural person.

(jj) “Involuntary Transfer” means one (1) or more of the following events:

(i) the filing of a valid petition of voluntary or involuntary bankruptcy, or the insolvency of a Member;

(ii) receipt by a Member of notice of a public, private or judicial sale of all or any part of its Units to satisfy a judgment against or other indebtedness of such Member;

(iii) an assignment of all or any part of a Member’s Units for the benefit of one (1) or more creditors of a Member, other than a pledge as security by IFMI of its Units in connection with any financing arrangement or guarantee in connection therewith, provided that any foreclosure upon a pledge or other Transfer to or by a secured party in connection with such arrangement or guarantee shall be deemed an Involuntary Transfer; and

(iv) the entry of a decree of divorce, or the execution by a Member of a property settlement agreement, or any other action in connection with a pending divorce proceeding, the effect of which is to grant rights to all or any part of the Units owned by such Member to any Person other than such Member, in its individual capacity.

(kk) “Joinder Agreement” means any Joinder Agreement, by and among the Company and the Board member named therein. The Company’s standard Joinder Agreement is attached hereto as Appendix A.

(ll) “Limited Partner” means each Person admitted as a limited partner of the Partnership in accordance with the Partnership Agreement, including any Persons hereafter admitted as Limited Partners in accordance with the Partnership Agreement and excluding any Persons who cease to be Limited Partners in accordance with the Partnership Agreement.

(mm) “Management Group Entities” means the Company and the Partnership and any subsidiary or controlled Affiliate thereof (whether existing on or after the date hereof).

(nn) “Mandatory Distribution” shall have the meaning set forth in Section 7.02(c).

(oo) “Meeting” shall have the meaning set forth in Section 13.02.

(pp) “Members” means the members listed in the books and records of the Company, as such books and records may be amended from time to time. For the avoidance of doubt, each Class A Partner (as such term is defined in the Partnership Agreement) as of the date hereof is also a Member as of the date hereof.

(qq) “Monetization Event” shall mean any of the following: (a) the sale of all or any portion of the Management Group Entities’ Business or assets (as part of an extraordinary capital transaction); (b) a public offering of all or any portion of the equity securities of a Management Group Entity (or interests in a feeder, successor or subsidiary entity pursuant to a Corporate Conversion); (c) a sale or issuance of equity interests or other transaction of a Management Group Entity that results in all or a majority of the aggregate economic ownership of such entity being held by any third party investor; (d) any transaction or series of related transactions that results in the reduction of IFMI’s Units below a majority of the then-outstanding Units thereof; or (e) any derivative or other transaction with similar effect to any of the foregoing as reasonably determined by the Board.

(rr) “Net Income” or “Net Loss” shall mean, with respect to any Accounting Period, the taxable income or tax loss of the Company for such period for Federal income tax purposes as determined by the Company, taking into account any separately stated items, increased by the amount of any tax-exempt income of the Company during such period and decreased by the amount of any Code Section 705(a)(2)(B) expenditures (within the meaning of Treasury Regulations Section 1.704-1(b)(2)(iv)(i)) of the Company; provided, however, that Net Income or Net Loss of the Company shall be computed without regard to any items of gross income, gain, loss or deduction specially allocated pursuant to Section 6.03. In the event that the Capital Accounts are adjusted pursuant to Section 6.01(b), the Net Income or Net Loss of the Company (and the constituent items of income, gain, loss and deduction) realized thereafter shall be computed in accordance with the principles of Treasury Regulations Section 1.704-1(b)(2)(iv)(g).

(ss) “New Units” shall mean any Units, whether now authorized or not, any rights, options or warrants to purchase Units and any indebtedness or class of securities of the Company which is convertible into Units (or which is convertible into a security which is, in turn, convertible into Units); provided that the term “New Units” shall not include rights, options or warrants to purchase Units and any indebtedness or class of securities of the Company which is convertible into Units (or which is convertible into a security which is, in turn, convertible into Units) issued (A) upon conversion or exercise of any other equity securities of the Partnership or any of its controlled subsidiaries; provided that the issuance of such equity securities complied with the provisions of Section 10.03, (B) in the event of any subdivision of all of the issued and outstanding Units into a greater number of interests, or (C) to employees or consultants of the Company or the Partnership pursuant to any employee stock plan or other employee benefit plan arrangement or consultancy arrangement.

(tt) “Notice Year” shall have the meaning set forth in Section 8.02(a).

(uu) “Partners” means the Limited Partners and the general partner, collectively, of the Partnership, including any Persons hereafter admitted as Partners in accordance with the Partnership Agreement and excluding any Persons who cease to be Partners in accordance with the Partnership Agreement.

(vv) “Partnership” means PrinceRidge Holdings LP, a Delaware limited partnership organized on January 28, 2008 as BlueHawk Capital Management LP.

(ww) “Partnership Agreement” means the limited partnership agreement of the Partnership, as amended and in effect from time to time among the Company and each Limited Partner of the Partnership.

(xx) “Partnership Subsidiary” means, individually, The PrinceRidge Group LLC, a Delaware limited liability company, PrinceRidge Capital LLC, a Delaware limited liability company, and each other corporation, limited liability company, partnership, trust or other entity of which a majority of the voting or equity interests are owned, directly or indirectly, by the Partnership or the Company.

(yy) “Passive Members” shall have the meaning set forth in Section 10.02(a).

(zz) “Pass-Thru Member” shall have the meaning set forth in Section 12.03(a).

(aaa) “Permanent Disability” shall have the meaning set forth in a Member’s Supplementary Agreement.

(bbb) “Person” means any natural person, domestic or foreign limited liability company, corporation, partnership, limited partnership, joint venture, association, business trust, estate, trust, enterprise, bank holding company and any other legal or commercial entity.

(ccc) “Pre-Closing Company Tax Audit” shall have the meaning set forth in Section 12.03(c).

(ddd) “Preemptive Notice” shall have the meaning set forth in Section 10.03(b).

(eee) “Preemptive Notice Window” shall have the meaning set forth in Section 10.03(b).

(fff) “Preemptive Reply” shall have the meaning set forth in Section 10.03(b).

(ggg) “Preemptive Right” shall have the meaning set forth in Section 10.03(a).

(hhh) “PrinceRidge Managers” means John Costas, so long as he is a Qualifying PrinceRidge Member, and Michael Hutchins, so long as he is a Qualifying PrinceRidge Member. In the event that either John Costas or Michael Hutchins (but not both) cease to be a Qualifying PrinceRidge Member, such individual that remains a Qualifying PrinceRidge Member shall appoint one of the following individuals as a replacement: Ahmed Alali, Colette Dow, Ronald Garner or Matthew Johnson (such individuals, the “Non-Manager Members”), provided that the individual appointed as a replacement shall then be a Qualifying PrinceRidge Member. In the event that both John Costas and Michael Hutchins or any replacement for either of them cease to be Qualifying PrinceRidge Members (“Former QPRMS”), the PrinceRidge Manager(s), if any, shall be determined by a majority vote of the Non-Manager Members and the Former QPRMS (voting as a single class) (one vote each); provided, however, that any replacement PrinceRidge Managers shall then be a Qualifying PrinceRidge Member; provided, further, that each of the Non-Manager Members shall only have the ability to participate in the vote to determine the PrinceRidge Managers if such individuals shall then be Members of the Company or Partners of the Partnership.

(iii) “PrinceRidge Member” shall have the meaning set forth in Section 12.03(c)(i).

(jjj) “Profit Units” means for each Member, the Profit Units indicated in the books and records of the Company and/or in such Member’s Supplementary Agreement.

(kkk) “Purchaser Notice” shall have the meaning set forth in Section 10.02(b).

(lll) “Qualifying PrinceRidge Member” means each of the following persons: John Costas, Michael Hutchins, Ahmed Alali, Colette Dow, Ronald Garner and Matthew Johnson, so long as each such person continues to hold at least 51% of the number of Units of the Company and Units of the Partnership held by such person on the date hereof.

(mmm) “Restrictive Covenants” shall have the meaning set forth in the Partnership Agreement.

(nnn) “Sale Proceeds” means Asset Sale Proceeds and Unit Sale Proceeds.

(ooo) “Sale Transaction” means a transaction that generates Asset Sale Proceeds or Unit Sale Proceeds.

(ppp) “Second Amended and Restated Limited Liability Company Agreement” shall have the meaning set forth in the recitals.

(qqq) “Section 704(c) Property” means any Company property (a) that is contributed to the Company, if there is a difference between the basis of such property in the hands of the Company and the fair value of such property at the time of its contribution, or (b) that is revalued pursuant to Section 6.01(b) of this Agreement if the fair value of such property differs from its adjusted basis as of the date of such revaluation.

(rrr) “Securities Act” means the U.S. Securities Act of 1933, as amended.

(sss) “Selling Member(s)” shall have the meaning set forth in Section 10.02(a).

(ttt) “Source” means each source of Net Income and Net Loss for the Company (excluding Capital Net Income) that is designated or changed from time to time by the Company.

(uuu) “Sub-Capital Account” shall have the meaning set forth in Section 6.01(a)(ii).

(vvv) “Subscription Commitment” means a Member’s or prospective Member’s agreement to purchase Units.

(www) “Supplementary Agreement” shall have the meaning set forth in Section 3.02.

(xxx) “Tag Along Right” shall have the meaning set forth in Section 10.02(b).

(yyy) “Target Final Balance” shall have the meaning set forth in Section 11.07.

(zzz) “Target Minimum Repurchase Amount” shall have the meaning set forth in Section 8.02(a).

(aaaa) “Target Repurchase Date” shall have the meaning set forth in Section 8.02(a).

(bbbb) “Tax Matters Partner” shall have the meaning set forth in Section 12.03(a).

(cccc) “Termination and Separation Agreement” means the Termination and Separation Agreement, dated May 31, 2011, by and among the Company, the Partnership, and IFMI.

(dddd) “Third Amended and Restated Limited Liability Company Agreement” shall have the meaning set forth in the recitals.

(eeee) “Third Party Purchaser” shall have the meaning set forth in Section 10.02(a).

(ffff) “Threshold Value” shall mean the threshold value set forth in a Member’s Supplementary Agreement.

(gggg) “Transaction Notice” shall have the meaning set forth in Section 10.02(a).

(hhhh) “Transfer” means to sell, assign, pledge, transfer or otherwise dispose of, directly or indirectly, all or any part of a Unit.

(iiii) “Underlying Transaction” shall have the meaning set forth in Section 10.02(a).

(jjjj) “Unit Price” means the price at which a Unit is purchased by a Member or prospective Member or repurchased by the Company (other than in connection with an extraordinary capital transaction or Monetization Event), and in the case of a repurchase by the Company, shall equal the portion of the Capital Account (or Sub-Capital Account) represented by the Units repurchased on the effective date of the repurchase.

(kkkk) “Unit Sale Proceeds” means the net proceeds attributable to the simultaneous sale of all or any portion of the Units of all of the Members, after payment of expenses related thereto as determined by the Company; provided that a Transfer of Units by a Member for tax or estate planning purposes or a repurchase of Units at their Unit Price shall not be deemed to generate Unit Sale Proceeds.

(llll) “Units” means (i) the limited liability company membership interests, including Units of any type or class, whether existing as of the date hereof or newly issued at a future date, such as Profit Units and Equity Units, or representing any Source, issued by the Company to a Member in accordance with this Agreement, and (ii) in the case of (a) the definitions of “Involuntary Transfer,” “Monetization Event,” and “Qualifying PrinceRidge Member” in this Section 1.01, and (b) Sections 4.19, 8.01(a), 8.01(c), 12.03 and 13.02, the Partnership units of any type or class issued by the Partnership to a Limited Partner in accordance with the Partnership Agreement.

(mmmm) “Voluntarily Withdraw” means a Member’s decision to withdraw as a Member of the Company.

(nnnn) “Withdrawal Date” shall have the meaning set forth in Section 8.01(e).

Section 1.02 Pronouns; Gender; Construction. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Person(s) may require in the context thereof. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

Section 1.03 Headings; Cross-References. The titles of the articles and the headings of the sections of this Agreement are for convenience of reference only, and are not to be considered in construing the terms and provisions of this Agreement. References to “Article” or “Section” in this Agreement shall be deemed to refer to the indicated Article or Section of this Agreement, unless the context clearly indicates otherwise.

ARTICLE II

General Provisions

Section 2.01 Formation of the Company. The Company was formed as a limited liability company under the Act, by the filing of the Certificate of Formation of the Company with the Office of the Secretary of State of the State of Delaware on January 28, 2008. The Members shall make every reasonable effort to assure that all other certificates and documents are properly executed and shall accomplish all filing, recording, publishing and other acts necessary or appropriate for compliance with all of the requirements for the formation of the Company as a limited liability company under the Act. The Members hereby ratify the execution and filing of the Certificate of Formation and other filings made with the States of Delaware and New York prior to the date hereof.

Section 2.02 Company Name and Address. The name of the Company is PrinceRidge Partners LLC. The original name of the Company was BlueHawk Management LLC. Its principal office shall be located at 1633 Broadway, 28th Floor, New York, NY 10019, or at such other location as the Company in the future may designate.

Section 2.03 Registered Agent and Registered Office. The address of the registered office of the Company in the State of Delaware is c/o National Corporate Research, Ltd., 615 South DuPont Highway, Dover, Delaware 19901. The name and address of the registered agent of the Company in the State of Delaware for service of process on the Company is National Corporate Research, Ltd., 615 South DuPont Highway, Dover, Delaware 19901. Such office and such agent may be changed from time to time by the Company through appropriate filings with the Secretary of State of the State of Delaware.

Section 2.04 Purposes of the Company.

(a) The Company is organized for the purpose of engaging, directly or indirectly through Affiliates or joint ventures, in a full range of financial services activities. In connection with the foregoing, the Company shall serve as the general partner of the Partnership, pursuant to the Partnership Agreement. The Company may also engage in any other business or activity related or unrelated to any of the foregoing activities. In addition to the foregoing, the Company may engage in any activities that are lawful for a limited liability company under the Act.

(b) The Company shall have the power to take any action and engage in any proceeding, activity and transaction that the Board pursuant to Article IV of this Agreement, may deem necessary or advisable in connection with the foregoing purposes.

Section 2.05 Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall end on December 31 of each year.

Section 2.06 Maintenance of Separateness. Each of the Company, the Partnership and the Partnership Subsidiaries shall at all times be obligated to:

(a) maintain all of its business records, books of account and bank accounts separate from those of IFMI Parent, IFMI or any other Person;

(b) ensure that its assets are not commingled with the assets of IFMI Parent, IFMI or any other Person;

(c) conduct its business solely in its own name and, in the case of the Company, the name of the Partnership (when acting on behalf of the Partnership in its capacity as General Partner) so as not to mislead third parties as to the identity of the entity with which such third parties are dealing, and correct any known misunderstanding regarding its separate identity;

(d) in the case of the Company, obtain, whenever necessary, proper authorization from the Board or the Chairman, as appropriate, for any action taken or to be taken by the Company;

(e) maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person; provided, however, that the Company’s assets may be included in a consolidated financial statement of its Affiliate provided that (i) appropriate notation shall be made in a footnote to such consolidated financial statements to indicate the separateness of the Company from such Affiliate and to indicate that the Company’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person (other than the Partnership and the Partnership Subsidiaries) and (ii) such assets shall also be listed on the Company’s own separate balance sheet;

(f) except as provided by Section 4.5 of the Reimbursement Agreement, provide for its operating expenses and liabilities, including its organizational expenses and the salaries of its own employees, from its own funds and not from the funds of any other Person;

(g) observe all procedures and formalities required by this Agreement and the laws of the State of Delaware;

(h) subject to Section 13.03 and other than as contemplated hereby, by the Contribution Agreement and by the documents, instruments or agreements entered into in connection with the Contribution Agreement, ensure that all transactions between the Company, the Partnership or a Partnership Subsidiary and any Affiliate will be at arm’s length and on terms no less favorable than available to either party in a similar transaction with a non-Affiliate;

(i) ensure that its initial capitalization is sufficient in light of its purpose and business;

(j) without limiting Sections 4.09 and 13.03, ensure that it does not, other than as set forth in Section 5.05 of this Agreement or pursuant to the Contribution Agreement, make any advance to or guarantee or become obligated for the debts of IFMI, IFMI Parent or any other Person (other than the Company, the Partnership and the Partnership Subsidiaries, as applicable) or hold out its credit as being available to satisfy the obligations of any Person (other than the Company, the Partnership and the Partnership Subsidiaries, as applicable);

(k) other than with respect to the Company’s accounting function (which may be maintained in IFMI’s Philadelphia office or such other place as determined by the Company), maintain and conduct its business separate from that of any Affiliate and, if applicable, sublease from any Affiliate office space at a rent representing its pro rata share based upon an existing lease, of sufficient space which is separately allocated and identifiable to conduct its business;

(l) have and use its own stationery, invoices, checks and telephone number in all business of the Company, the Partnership and the Partnership Subsidiaries, respectively;

(m) without limiting Sections 4.09 and 13.03, ensure that it does not pledge its assets for any other Person (other than the Company, the Partnership and the Partnership Subsidiaries, as applicable);

(n) other than as required by an insurance carrier, ensure that it does not enter into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy covering the property of any other Person;

(o) ensure that it will not conceal from creditors any of its assets or participate in concealing the assets of any other Person;

(p) ensure that it holds itself out as a separate entity; and

(q) ensure that it does not identify itself as being a division or a part of any other Person and that it does not identify IFMI Parent, IFMI or any other Person as being a division or part of itself.

(r) Notwithstanding the foregoing and anything herein to the contrary, the Members acknowledge that, as of the date hereof, the Company is a subsidiary of IFMI and IFMI Parent, that the Company’s assets, liabilities and results of operations will be included in the consolidated financial statements of IFMI Parent, and that the Company is subject to the obligations set forth in Section 4.20 hereof. The Board shall use its reasonable best efforts to comply with the foregoing covenants of this Section 2.06. Failure of the Company, the Members, the Board or the officers of the Company on behalf of the Company or the Partnership, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company, the Partnership or any Partnership Subsidiary as a separate legal entity or the limited liability of the Members or the Managers. The unanimous consent of the Board shall be required to waive any of the foregoing covenants of this Section 2.06.

ARTICLE III

The Members

Section 3.01 Current Members; Admission of Additional Members.

(a) The current Members are Ahmed A. Alali, Daniel G. Cohen, John P. Costas, Colette C. Dow, Ronald J. Garner, Michael T. Hutchins, Matthew G. Johnson and IFMI.

(b) Subject to Sections 4.09 and 10.03 of this Agreement, the Members may at any time admit one (1) or more new Members (each, an “Additional Member”) and issue Units to such Additional Members pursuant to this Agreement, subject to the condition that each such Additional Member shall execute a Supplementary Agreement, pursuant to which such Member agrees to be bound by the terms and provisions hereof (as may be modified by the terms of such Supplementary Agreement).

(c) The name of each Member and the type and number of Units issued to such Member shall be set forth in the books and records of the Company. The names, addresses and capital contributions (if any) of each of the Members shall also be set forth in the books and records of the Company.

(d) For so long as IFMI is a Member, any individual designated as an IFMI Manager shall execute a separate Joinder Agreement (as further described below) at the reasonable request of the Board.

Section 3.02 Supplementary Agreements.

(a) The Company may enter into one or more supplemental written agreements (including any Joinder Agreements or Executive Agreements) with any Member or Manager (each, a “Supplementary Agreement”) (i) specifying the type and number of Units initially issued to such Member, if any, and (ii) waiving, modifying or supplementing the rights or obligations of such Member or the Managers designated by such Member under this Agreement or otherwise with respect to the Company. Each of the Members acknowledges and agrees that such Supplementary Agreements may provide for other rights, benefits or obligations to the Members or the Managers designated by such Member that are parties thereto than otherwise set forth herein (including, without limitation, with respect to allocations and distributions, other compensation, indemnification and Restrictive Covenants). The Company may enter into more than one (1) Supplementary Agreement with a Member or Manager. For the avoidance of doubt, references herein to the Supplementary Agreement of a Member or a Manager shall include all Supplementary Agreements into which the Company enters into with such Member or Manager. In the event of any dispute between a Member or a Manager and the Company regarding a conflict between the terms of any such Member’s or Manager’s Supplementary Agreement and the terms of this Agreement, the terms of such Supplementary Agreement shall control. A Supplementary Agreement does not modify, amend, limit or supersede any provision of this Agreement, except as to matters expressly addressed in such Supplementary Agreement, and is to be construed narrowly with respect to such matters.

Section 3.03 Representations. Each Member represents, warrants and covenants to the Company as follows:

(a) Capacity. Such Member has the full capacity, power and authority to execute, deliver and perform its obligations under this Agreement and to subscribe for and purchase Units as a member of the Company. Such Member has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation of such Member, enforceable against such Member in accordance with its terms, subject to bankruptcy, insolvency, moratorium, and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) Compliance with Laws and Other Agreements. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance of such Member’s obligations hereunder (subject to the terms of Section 3.02 above) will not conflict with, or result in any violation of or default under, any provision of any agreement (including any restrictive covenant such as a non-compete agreement) or other instrument to which such Member is a party or by which such Member or any of such Member’s assets are bound, or any judgment, decree, statute, order, rule or regulation applicable to such Member or such Member’s assets.

(c) Access to Information. Such Member has carefully reviewed this Agreement. Such Member has been provided an opportunity to ask questions of, and such Member has received answers thereto satisfactory to such Member from, the Company and its representatives regarding such documents and the terms and conditions of the offering of Units, and such Member has obtained all additional information requested by such Member of the Company and its representatives.

(d) Evaluation of and Ability to Bear Risks. Such Member has such knowledge and experience in financial affairs that such Member is capable of evaluating the merits and risks of purchasing Units, and such Member has not relied in connection with this investment upon any representations, warranties or agreements other than those set forth in this Agreement and, in the case of IFMI, those set forth in the Contribution Agreement. Such Member’s financial situation is such that such Member can afford to bear the economic risk of holding Units for an indefinite period of time, and such Member can afford to suffer the complete loss of such Member’s investment in such Units.

(e) Investment Purpose. Such Member is acquiring Units pursuant to this Agreement for such Member’s own account for investment and not with a view to or for sale in connection with any distribution of all or any part of such Units. Such Member will not, directly or indirectly, Transfer all or any part of such Units (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of all or any part of such Units) except in accordance with the registration provisions of the Securities Act or an exemption from such registration provisions, with any applicable state or non-U.S. securities laws, and with the terms of this Agreement. Such Member understands that such Member must bear the economic risk of an investment in Units for an indefinite period of time because, among other reasons, the offering and sale of such Units have not been registered under the Securities Act and, therefore, such Units cannot be sold other than through a privately negotiated transaction unless it is subsequently registered under the Securities Act or an exemption from such registration is available. Such Member also understands that sales or transfers of such Units are further restricted by the provisions of this Agreement, and may be restricted by other applicable securities laws.

Section 3.04 Liability of the Members. Except as otherwise expressly provided in the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

Section 3.05 Limited Rights of Members. The following provisions shall apply with respect to each Member:

(a) The rights of the Members shall be limited solely to (i) such Member’s right to receive distributions and allocations in respect of such Member’s Units and Capital Account as set forth in this Agreement and (ii) such other rights as are otherwise expressly provided for in this Agreement (including, without limitation, voting and consent rights and the right related to inspect books and records), in a Member’s Supplementary Agreement and under the Act; and

(b) Subject to, and as limited by, the provisions of this Agreement, the Members shall owe to the Company duties of loyalty and due care with respect to the management and operation of the Company of the type owed under law by stockholders of a business corporation incorporated under the General Corporation Law of the State of Delaware.

Section 3.06 Power of Attorney. Provided that the applicable action or decision set forth below has been approved in accordance with Article IV, each of the Members hereby appoints the Chairman, or any officer of the Company acting at the express direction of the Chairman, with power of substitution as his or her true and lawful representative and attorney-in-fact, in such Member’s name, place and stead to make, execute, sign, acknowledge, swear to and file:

(a) any and all instruments, certificates and other documents which may be deemed necessary or desirable to effect the winding-up and termination of the Company; and

(b) any business certificate, fictitious name certificate, amendment thereto, or other instrument or document of any kind necessary or desirable to accomplish the business, purpose and objectives of the Company, or required by any applicable federal, state or local law.

The power of attorney hereby granted by each of the Members is coupled with an interest, is irrevocable, and shall survive, and shall not be affected by, the subsequent death, disability, incapacity, adjudication of incompetency, termination, bankruptcy or insolvency of such Member; provided, however, that such power of attorney shall terminate upon the substitution of another Member for all such Member’s Units or upon the complete withdrawal of such Member as a Member of the Company.

Section 3.07 Bankruptcy, Dissolution, Removal, Withdrawal, Admission or Resignation of a Member. The bankruptcy, dissolution, removal, admission or withdrawal or resignation of a Member shall not in and of itself cause a dissolution or termination of the Company.

Section 3.08 Associated Members. Except as otherwise agreed to in writing by the Company: (i) an Associated Member shall be deemed to take the same actions and make the same consents and elections with respect to its Units as its related Member, including, without limitation, any election to withdraw from the Company; and (ii) each Associated Member shall have the same obligations, including without limitation the Restrictive Covenants, and be subject to the same terms as its related Member as set forth in this Agreement as well as in the related Member’s Supplementary Agreement.

ARTICLE IV

Management of the Company

Section 4.01 Management of the Company. There is hereby established a board of managers (the “Board of Managers” or “Board”) to be comprised of natural persons who shall be designated as set forth in this Article IV (each, a “Manager” and, collectively, the “Managers”). Except for matters expressly reserved by this Agreement or the Act for action by the Members, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under, the Board. In addition to the powers and authorities expressly conferred by this Agreement upon the Board, except with respect to certain responsibilities assigned to the Tax Matters Partner, and unless otherwise provided by the Board, all day-to-day Company management and operation decisions and determinations relating to the operations of the Company in the ordinary course of business shall be made by the Board or the Chairman or other officers appointed pursuant to Section 4.10.

Section 4.02 Size of the Board. The number of Managers which constitutes the Board shall be determined in accordance with Section 4.03.

Section 4.03 Designation of Managers. The Managers shall be designated to the Board as follows:

(a) there shall be three (3) IFMI Managers, provided that (i) in the event IFMI withdraws as a Member for any reason, the number of IFMI Managers shall be one (1), and until the Withdrawal Date, at which time the number of IFMI Managers shall be zero, and (ii) in the event IFMI makes an Involuntary Transfer, the number of IFMI Managers shall be zero; and

(b) there shall be two (2) PrinceRidge Managers; provided, however, that in the event that there are less than two (2) Qualifying PrinceRidge Members, the number of PrinceRidge Managers shall equal the number of Qualifying PrinceRidge Members unless the requirement to hold at least 51% of the number of Units of the Company and Units of the Partnership is waived by IFMI, which waiver may be revoked by IFMI at any time upon thirty (30) days written notice to the PrinceRidge Manager.

Section 4.04 Term of Office; Vacancies and Removal.

(a) Each Manager serving on the Board shall hold office until his or her successor is designated or, if earlier, until his or her resignation from the Board, removal, death, disability or incapacitation.

(b) Notwithstanding anything to the contrary herein, the Managers shall have the right to remove or replace any other Manager only for (i) Cause or (ii) if any PrinceRidge Manager is no longer a Qualifying PrinceRidge Member; provided, that in the case of (ii) such removal shall not be effective unless and until (x) such removed former Qualifying PrinceRidge Member shall have had the repurchase of all of such Member’s Units consummated in full in accordance with Section 8.02(a) and (y) a new PrinceRidge Manager shall have been appointed and such appointment shall be effective or, if no Member is then deemed to be a Qualifying PrinceRidge Member, unless and until the repurchase of all former Qualifying PrinceRidge Members shall have been consummated in full in accordance with Section 8.02(a).

(c) Any vacancies on the Board (whether by removal for Cause, resignation or otherwise) shall, in the case of any IFMI Manager, be filled in accordance with Section 1.01(gg) hereof and, in the case of any PrinceRidge Manager, be filled in accordance with Section 1.01(iii) hereof.

Section 4.05 Meetings of the Board. Meetings of the Board may be held at such time and place either within or without the State of Delaware as will from time to time be determined by the Board, the Chairman or any Vice Chairman, including by conducting meetings via telephonic conference calls; provided that, unless otherwise determined by the Board, such meetings shall be held no less than once a month.

Section 4.06 Notice of Meetings. The Secretary shall notify, or cause notification of, each Manager of any meeting of the Board, stating the time, date and place of and, if necessary, the business to be transacted at or the purpose of any such meeting. Notice shall be given not less than two (2) nor more than thirty (30) days prior to such meeting and shall be given to each Manager personally, by telegram, cablegram, electronic transmission or by any similar transmission. Notice of any Board meeting may be waived by any Manager before or after any meeting. Attendance of a Manager at any meeting will constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not called or convened in accordance with the Act or this Agreement.

Section 4.07 Quorum and Voting. Subject to Section 4.09 hereof, at all meetings of the Board, the presence of a majority of the Managers shall be necessary and sufficient to constitute a quorum for the transaction of business unless a greater number is required by law. The act of a majority of the Managers will be the act of the Board, except as otherwise provided by the Act or this Agreement (including, without limitation, Section 4.09 hereof). If a quorum shall not be present at any meeting of the Board, the Manager present at the meeting may adjourn the meeting from time to time, without notice other than announcement of such adjournment at the meeting, until a quorum will be present. A Manager may vote or be present at a meeting either in person or by proxy.

Section 4.08 Action Without a Meeting and Telephonic Meetings. Notwithstanding any provision contained in this Agreement to the contrary, any action of the Board may be taken by unanimous written consent without a meeting, or any meeting of the Board may be held by means of a telephonic conference connection so long as all parties can hear one another. Any such action taken by the Board by written consent without a meeting will be effective only if the written consent or consents are in writing, set forth the action so taken, and are signed by all of the Managers.

Section 4.09 Actions Requiring Unanimous Consent. Notwithstanding anything to the contrary herein, if a PrinceRidge Manager is then serving on the Board or the number of IFMI Managers has been reduced to one (1) in accordance with Section 4.03(a), the following actions shall require the unanimous approval of the Managers:

(a) any Sale Transaction, corporate conversion, merger or purchase of a material business in respect of any Management Group Entity or any Monetization Event;

(b) the filing of a voluntary petition for reorganization relief, or consent to the entry of an order for relief or the effecting of any liquidation, dissolution or winding up of any Management Group Entity;

(c) any reclassification, recapitalization, reorganization, stock split, restructuring, consolidation, merger, exchange or other similar change in respect of the equity securities of any Management Group Entity or authorize, approve, agree to effect or engage in any reorganization or restructuring or any similar transaction or change the status of any Management Group Entity as a limited partnership or limited liability company, as applicable, under the laws of the State of Delaware;

(d) any amendment or modification of the certificate of formation of the Company or the certificate of limited partnership of the Partnership or the Partnership Agreement or this Agreement or any other organizational or governing documentation of any Management Group Entity or the Contribution Agreement;

(e) the authorization or issuance, or the modification of the terms, of any Units or limited partnership interests in the Partnership or any equity securities of any Management Group Entity other than issuances pursuant to equity compensation or benefit plans approved by the Board;

(f) any guarantee or assumption by any Management Group Entity of indebtedness for borrowed money of any Person;

(g) the taking of any action that would subject any Management Group Entity to additional or further material regulation other than as applicable to the business lines of the Management Group Entities on the date of such action after giving effect to the Interim Closing (as defined in the Contribution Agreement), and other than such laws, rules and regulations that apply to public and/or exchange listed companies generally;

(h) so long as either John Costas or Michael Hutchins is an officer of the Company or the Partnership, and except as provided in Article VIII, the repurchase,

redemption or buyback of Units, limited partnership interests in the Partnership or any other equity securities of any Management Group Entity; provided, that thereafter, any repurchase, redemption or buyback of Units, limited partnership interests in the Partnership or any other equity securities of any Management Group Entity shall be on a pro rata basis among all Members (in the case of the Company), Limited Partners (in the case of the Partnership) or other holders equity securities (in the case of any other Management Group Entity);

(i) so long as either John Costas or Michael Hutchins is an officer of the Company or the Partnership, the making or authorization of any distributions or dividends with respect to any Management Group Entity or any act or omission causing the Company or the Partnership to fail to satisfy the pro rata Mandatory Distribution requirements in Section 7.02 hereof or Section 7.02 of the Partnership Agreement; provided, that thereafter, the making or authorization of any distributions or dividends shall be paid on a pro rata basis to all of the Members (in the case of the Company), Limited Partners (in the case of the Partnership) or other holders of equity securities (in the case of any other Management Group Entity);

(j) the entering into, or amendment of, a Supplementary Agreement, an Executive Agreement or a Joinder Agreement, other than a Joinder Agreement (or amendment thereto) with terms substantially the same as those contained in the Joinder Agreement set forth on Appendix A;

(k) so long as either John Costas or Michael Hutchins is an officer of the Company or the Partnership, the admission of a new Member or Limited Partner;

(l) so long as either John Costas or Michael Hutchins is an officer of the Company or the Partnership, the creation or approval of any equity compensation or benefit or of any consultancy compensation arrangement;

(m) the modification of any terms of any existing loan or the forgiveness of any loan to any Member;

(n) the creation of any subsidiaries or the acquisition of interests in any Partnership Subsidiary where the interests of IFMI, on the one hand, and the Individual Members, on the other, are not in the same proportion as their respective ownership interests in the Company;

(o) taking a position on a tax return for which there is not authority supporting a “more likely than not” position (other than as specifically set forth in this Agreement, the Partnership Agreement or the Contribution Agreement);

(p) the becoming bound (or permitting any Member, parent of Member or each of their respective subsidiaries and the officers thereof to become directly or indirectly bound) by (i) any restrictive agreements regarding a Management Group Entity, including, without limitation, any non-competition, standstill, non-solicitation or similar arrangement, or (ii) any contractual restriction regarding the ability of a Management Group Entity to make an investment in any other Person; and

(q) termination other than for cause pursuant to Daniel G. Cohen’s Executive Agreement;

(r) (i) each of the matters set forth in Section 6.03(b), Section 6.08, Section 7.02(f), Section 7.02(g)(ii), Section 8.01(a) and Section 10.02(c), (ii) for so long as either John Costas or Michael Hutchins is an officer of the Company or the Partnership, each of the matters set forth in Section 7.02(e) and Section 9.01(a), and (iii) the waiver of any of the matters set forth in Section 2.06.

Section 4.10 Officers.

(a) The officers of the Company shall consist of a Chairman, a Chief Executive Officer, a Chief Financial Officer and such other officers as may be appointed by the Board from time to time, including, but not limited to, any Vice Chairman. One person may hold, and perform the duties of any two or more offices. No officer need be a Member, a Delaware resident or a United States citizen. Designation and approval of a person as an officer of the Company shall not of itself create any contractual rights.

(b) Chairman. The Chairman, which shall be an executive officer position, shall be appointed by the Board. Except as otherwise determined by the Board, and subject to the oversight of the Board, the Chairman of the Company shall have the authority to perform (i) the duties customarily attendant to the position of said office, (ii) such other duties that are reasonably specified and reasonably designated from time to time by the Board, and (iii) such other duties and have responsibilities as may be set forth in any applicable employment agreement and/or Supplementary Agreement. The Chairman shall see that all resolutions and orders of the Board are carried into effect and, in connection with the foregoing, shall be authorized to delegate to any other officer of the Company such of his or her powers and such of his or her duties as the Chairman shall deem necessary or appropriate.

(c) Vice Chairman. A Vice Chairman, which shall be an executive officer position, may be appointed by the Board. Except, with respect to clauses (i) and (ii) only, as otherwise determined by the Chairman and/or the Board, and subject, with respect to clauses (i) and (ii) only, to the oversight of the Chairman and/or the Board, the Vice Chairman of the Company shall have the authority to perform (i) the duties customarily attendant to the position of said office, (ii) such other duties that are reasonably specified and reasonably designated from time to time by the Board, and (iii) such other duties and have responsibilities as may be set forth in any applicable employment agreement and/or Supplementary Agreement.

(d) Chief Executive Officer. The Chief Executive Officer shall be responsible for the day-to-day activities and operations of the Company and the Partnership as determined by the Chairman and/or the Board and shall have the authority to perform such other duties and have responsibilities as may be set forth in any applicable employment agreement and/or Supplementary Agreement.

(e) Chief Financial Officer. The Chief Financial Officer shall be responsible for overseeing the financial activities and operations of the Company and the Partnership as determined by the Chairman and/or the Board.

(f) Each officer will hold office until his or her successor is duly elected or appointed and qualifies or until his or her death or resignation or removal from office. Subject to the terms of any Supplementary Agreement or employment agreement then in effect, any officer of the Company may be removed or replaced as such, with or without cause, for any reason or for no reason, by the Board. Any officer of the Company may resign as such at any time upon written notice to the Board. Such resignation shall be made in writing and shall take effect at the time specified therein or, if no time is specified therein, at the time of its receipt by the Board. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

Section 4.11 Chairman as Agent. Except as otherwise determined by the Board, the Chairman, to the extent of his powers set forth in this Agreement, is an agent of the Company for the purpose of the Company’s business, and the actions of the Chairman taken in accordance with this Agreement shall bind the Company. The Chairman or the Board may authorize any officer, employee or other agent to act for and on behalf of the Company.

Section 4.12 Ability to Bind the Company. Except as otherwise determined by the Board, and subject to compliance with this Agreement, the Chairman (and any officers or agents appointed by the Chairman) shall have the authority (a) to execute and deliver, in the name and on behalf of the Company, without limitation, checks, drafts, orders, instructions, trade orders, contracts, commitments, conveyances of real estate, leases, notes, documents evidencing lending or borrowing, or any other agreements, documents and instruments; and (b) to take any and all actions on behalf of the Partnership pursuant to the Partnership Agreement.

Section 4.13 Compensation of Managers; Expense Reimbursement. Managers that are also officers or employees of the Company or the Partnership or employees of any of the Members or their Affiliates shall not receive any stated fee for services in their capacity as Managers; provided, however, that nothing contained herein shall be construed to preclude any Manager from serving the Company or the Partnership in any other capacity and receiving compensation therefor; provided further that such Manager’s compensation in such Manager’s capacity as an employee or officer of the Company or the Partnership shall require the unanimous approval of the Managers not Affiliated with such Manager or his or her Affiliates; provided further that notwithstanding the foregoing, to the extent any Manager that is also an officer has an Executive Agreement or Supplementary Agreement, such agreement shall control such compensation and no such approval of Managers not Affiliated with such Manager or his or her Affiliates shall be required with respect to compensation specifically provided for in such agreement. Managers that are not also officers of the Company or employees of any of the Members or their Affiliates may receive compensation for their services as Managers, in each case as determined from time to time by the Board of Managers; provided that such Manager’s compensation shall require the unanimous approval of the Managers not Affiliated with such Manager or his or her Affiliates.

Section 4.14 No Participation in Management by Members. Except as otherwise expressly provided in this Agreement, the Members in their capacities as such shall not take part in the management or control of the Company or its management of other activities, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company.

Section 4.15 Reliance by Third Parties. Persons dealing with the Company or the Partnership are entitled to rely conclusively upon the certificate of the Board or of a duly authorized Member, officer, employee or other agent of the Company, to the effect that such Person is, as applicable, a Manager or acting as and upon the power and authority of the Board or upon the power and authority of any other Member or any officer, as delegated to such Member or officer by the Board or the Chairman as set forth in this Agreement.

Section 4.16 Reliance by the Members. The Members and any duly authorized Member, officer, employee or other agent of the Company may rely, and shall be protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

Section 4.17 Expenses. Subject to Section 6.3 of the Contribution Agreement, the Company shall be responsible for paying, and the Board shall pay directly out of Company funds, all reasonable costs and expenses incurred in connection with the business of the Company, including, without limitation, any out-of-pocket expenses of the Members and Managers incurred in connection with the business of the Company in accordance with the Company’s expense reimbursement policy, liability and other insurance premiums, expenses incurred in the preparation of financial reports and any legal, accounting and other professional fees and expenses.

Section 4.18 Standards for Actions by the Managers, Officers and the Members.

(a) Subject to Section 4.09, any determination, decision, consent, vote or judgment of, or exercise of discretion by, or action taken or omitted to be taken by, the Board under this Agreement, shall be made, given, exercised, taken or omitted as the Board shall determine in its sole and absolute discretion, whose determination shall be final, conclusive and binding as to all Members.

(b) Any Member, Manager or officer, in the performance of such Member’s, Manager’s or officer’s duties, shall be entitled to rely in good faith on the provisions of this Agreement and on opinions, reports or statements (including financial statements, books of account any other financial information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company and the Partnership) of the following other Persons or groups: (i) one or more officers or employees of such Member or the Company or the Partnership, (ii) any legal counsel, certified public accountants or other Person employed or engaged by such Member, the Board or the Company or the Partnership, or (iii) any other Person who has been selected with reasonable care by or on behalf of such Member, Manager, officer, the Board, the Company or the Partnership, in each case as to matters which such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 18-406 of the Act.

(c) On any matter involving a conflict of interest with respect to the Company or the Partnership not provided for in this Agreement, each Manager and officer shall be guided by its reasonable judgment as to the best interests of the Company.

(d) Subject to, and as limited by, the provisions of this Agreement, the Managers and the officers, in the performance of their duties as such, shall owe to the Company and the Partnership duties of loyalty and due care with respect to the management and operation of the Company and the Partnership, respectively, of the type owed under law by directors and officers of a business corporation incorporated under the General Corporation Law of the State of Delaware; provided, however, that the doctrine of corporate opportunity or any analogous doctrine shall not apply to the IFMI Managers in their roles as Managers or officers, or the PrinceRidge Managers in their roles as Managers (but not in their roles as officers) with respect to opportunities that arise in businesses that are not Competing Businesses (as defined in the Contribution Agreement).

(e) Except as required by the Act, no individual who is a Manager or an officer, or any combination of the foregoing, shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company or the Partnership, whether that liability or obligation arises in contract, tort or otherwise, solely by reason of being a Manager or an officer or any combination of the foregoing.

(f) No Manager or officer shall be liable to the Company, the Partnership, any Member or any Limited Partner for any act or omission (including any breach of duty (fiduciary or otherwise)), including any mistake of fact or error in judgment taken, suffered or made by such Person if such Person acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company and the Partnership and which act or omission was within the scope of authority granted to such Person; provided that such act or omission did not constitute fraud, willful misconduct, bad faith or gross negligence in the conduct of such Person’s office.

(g) No Manager shall be liable to the Company, the Partnership, any Member or any Limited Partner for monetary damages for breach of fiduciary duty as a Manager; provided that the foregoing shall not eliminate or limit the liability of a Manager: (i) for any breach of such Manager’s duty of loyalty to the Company or its Members or the Partnership or its Limited Partners (as such duty is modified pursuant to the terms of this Agreement); (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of Law (as defined in the Contribution Agreement); or (iii) for any transaction from which such Manager derived an improper personal benefit.

Section 4.19 Management Availability. For so long as IFMI owns a majority of the outstanding Units of the Partnership, upon the written request of the Chairman of IFMI Parent, the Managers shall be available, and the Company shall make available the executive officers of the Company (including by teleconference), to meet with officers of IFMI Parent during normal business hours and upon reasonable advance notice, and the board of directors of IFMI Parent, including, without limitation, attendance (in person or by teleconference), from time to time, at regularly scheduled board and senior management meetings.

Section 4.20 Compliance with Securities and National Stock Exchange Laws, Rules and Regulations. Notwithstanding anything in this Agreement to the contrary, so long as IFMI Parent is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and is required by applicable laws, rules, regulations or stock exchange requirements to disclose, or include in its periodic reports, information regarding the Company, the Partnership and/or the Partnership Subsidiaries, the Company shall, and shall cause the Partnership and the Partnership Subsidiaries to: (a) comply with all applicable federal securities laws and national securities exchange rules and regulations; (b) except to the extent compliance with this clause (b) conflicts with policies and procedures adopted by an entity in which the financial statements of the Company or the Partnership are consolidated, be bound by all policies and procedures adopted, from time to time, by IFMI Parent to ensure compliance with such laws, rules and regulations; and (c) assist and provide IFMI with all information regarding the Company, the Partnership and the Partnership Subsidiaries that IFMI requests in connection with any disclosures deemed necessary or appropriate by IFMI regarding the Company, the Partnership and the Partnership Subsidiaries, including, but not limited to: (i) disclosure of the Company’s and the Partnership’s financial condition and results of operations (including, as deemed necessary by IFMI, as a separate reportable segment or as part of another reportable segment); (ii) disclosures in press releases, earnings releases and investor presentations; and (iii) disclosure of financial statements and pro forma financial information required by Form 8-K in connection with the admittance of IFMI as a Member of the Company and a Limited Partner of the Partnership.

ARTICLE V

Issuance of Units; Compensation; Loans

Section 5.01 Issuance of Units.

(a) Subject to Sections 4.09 and 10.03, the Company may issue Profit Units, Equity Units or other types or classes of Units to Members at such times and on such terms as it shall determine.

(b) With respect to Profit Units, Profit Units may be issued with respect to all Sources or different Sources. The Profit Units issued with respect to all Sources and each Source shall equal one hundred percent (100%) of the total number of Profit Units issued by the Company.

(c) An Equity Unit shall represent a portion of Capital Net Income and Asset Sale Proceeds allocated to a Member or Unit Sale Proceeds in which such Member participates, as the case may be. The Equity Units of all Members shall equal one hundred percent (100%) of the total number of Equity Units issued by the Company.

(d) The Subscription Commitment, if any, Unit Price (and resulting Capital Account balance) and issuance of Units to each Member shall be set forth in the books and records of the Company.

(e) A Member shall not be obligated to purchase additional Units, except as provided in such Member’s Subscription Commitment, if any, or Supplementary Agreement, except as provided in Section 7.02(g)(ii) (with respect to taxes withheld or paid on behalf of such Member) or as otherwise agreed to by such Member in writing.

(f) Except as expressly agreed to by the Company and such Member, a Member shall not have any obligation to the Company or to any other Member to restore any negative balance in its Capital Account by making additional capital contributions with respect to such Member’s Units, or otherwise.

Section 5.02 Adjustment of Profit Units and Equity Units.

(a) Each Member shall initially hold the number of Profit Units and Equity Units indicated in the books and records of the Company and/or in its Supplementary Agreements.

(b) The Company may, at any time, as provided in this Agreement, increase or decrease the number of Profit Units and/or Equity Units held by a Member to reflect changes in the Member’s relevant Capital Account and Sub-Capital Account balances.

(c) After the repurchase of a Member’s Units, such Member shall not be entitled to any allocation of Net Income or Net Losses with respect to Profit Units, or to Sale Proceeds, with respect to Equity Units, as applicable.

Section 5.03 Issuance of Senior Securities. Subject to Sections 4.09 and 10.03, the Company may issue one or more classes of Units that have priority over any other Units then in issue, either as to the return of the amount of such Unit holder’s capital or as to any allocation of any item of income, gain, loss, deduction or credit of the Company.

Section 5.04 Guaranteed Payments. Subject to Section 13.03, the Company, including those provided for in a Supplementary Agreement or separate written agreement, may make a guaranteed payment to any Member who is also an employee of the Company or the Partnership.

Section 5.05 Loans.

(a) Other than in accordance with Article IV, the Company shall not make loans to any Member except in the case of the following clause 5.05(b).

(b) Notwithstanding anything in this Agreement to the contrary, after the later of (x) September 30, 2011 or (y) the earlier of (1) the Final Closing (as defined in the Contribution Agreement) or (2) March 31, 2012, each Member shall be entitled to borrow from the Company up to 30% of the balance of their Capital Account; provided, however, that (i) such borrowing Member shall provide at least 45 days prior notice of the intent to exercise this borrowing option, (ii) a determination by the Company shall be made that such loan would not cause material harm to the Company or the Partnership, (iii) any such loan would have a maximum term of 1 year and would accrue at an interest rate per annum equal to ten percent (10%), and (iv) any such loan would be subject to the receipt of all necessary regulatory approvals and compliance with applicable law. All loans made to Members pursuant to this Section 5.05 shall (i) be secured by a first priority security interest in such Member’s Capital Account and (ii) while the loan is outstanding, reduce the amount of such Members’ Profit Units (for purposes of Net Income allocations or distributions) in proportion to the amount of such Member’s Capital Account that was borrowed against. The Board (excluding any Member or any member of the Board appointed by a Member receiving such a loan) shall have the right to cause any Member receiving a loan to execute and deliver any documentation the Company reasonably deems necessary to evidence and secure such loan. Each Member shall have the ability to exercise the borrowing option provided in this Section 5.05(b) once in any two (2) year period.

(c) Without the consent of the Company, no Member shall make loans or advance money to the Company. Subject to Section 13.03, if any Member makes any loan to the Company or advances money on behalf of the Company, the amount of any such loan or advance shall not be treated as a capital contribution to the Company, but shall be a debt due from the Company. Subject to Section 13.03, the amount of any such loan or advance by a lending Member shall be repayable by the Company and shall bear interest on the terms and at the rate agreed between the Company and the lending Member.

(d) No Member shall be obligated to make any loan or advance to the Company absent an agreement between the Member and the Company to make a loan or advance to the Company.

ARTICLE VI

Capital Accounts of Members and Operation Thereof

Section 6.01 Capital Accounts.

(a)(i) There shall be established for each Member on the books of the Company a Capital Account, which shall be maintained and adjusted as provided in this Article VI. The Capital Account of a Member shall be credited with (x) the amount of all cash contributed by such Member for such Member’s Units, (y) the fair value of any property contributed by such Member to the Company (net of any liabilities secured by such property that the Company is considered to assume or take subject to under Section 752 of the Code) for such Member’s Units, and (z) the amount of repayment, when repaid, of any loan made to such Member pursuant to Section 5.05(b) hereof. The Capital Account of a Member shall be credited with any amount credited to such Capital Account pursuant to this Article VI, and debited by (i) the amounts debited to such Capital Account in accordance with this Article VI, (ii) the amount of any cash distributed to such Member from such Capital Account in accordance with Article VII or in connection with the repurchase of Units, (iii) the fair value of any asset distributed in kind to such Member from such Capital Account pursuant to Article VII (net of any liabilities secured by such asset that such Member is considered to assume or take subject to under Section 752 of the Code) or in connection with the repurchase of Units, and (iv) the amount of any loan made to such Member pursuant to Section 5.05(b) hereof. The Capital Account of each Member also shall be adjusted appropriately to reflect any other adjustment required pursuant to Treasury Regulations Section 1.704-1 or 1.704-2. Notwithstanding the foregoing, nothing herein shall affect the terms of Article II of the Contribution Agreement.

(ii) The Company may establish for any Member a sub-capital account of any Capital Account (each, a “Sub-Capital Account”) to account for Net Income and Net Loss from any Source, or for any other purpose. A Sub-Capital Account generally shall be maintained and adjusted in the same manner as a Capital Account, as provided in this Agreement.

(b) Upon the occurrence of any event specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), the Company may cause the Capital Accounts of the Members to be adjusted to reflect the fair value of the Company’s assets at such time (as reasonably determined by the Company) in accordance with such Regulation. In such event, income, gain, loss and deductions realized thereafter shall be computed in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g).

Section 6.02 General Allocations. As of the close of business on the last day of the relevant Accounting Period, subject to Section 6.03 hereof, allocations to the Members shall be made as follows:

(a) Net Income and Net Loss, other than Capital Net Income and Capital Net Loss, shall be credited or debited, as applicable, to the Capital Accounts of the Members pro rata in proportion to such Members’ Profit Units (taking into account the reduction of any Member’s outstanding Profit Units pursuant to a loan made by the Company to such Member pursuant Section 5.05(b) hereof) as of the last day of the applicable Accounting Period for which such Net Income was earned or such Net Loss was determined; provided, that, notwithstanding the foregoing, Net Income and Net Loss, other than Capital Net Income and Capital Net Loss, attributable to a specific Source for such Accounting Period shall be credited or debited, as applicable, to the Capital Accounts or Sub-Capital Accounts, as applicable, of the Members holding Profit Units issued with respect to such Source pro rata in proportion to such Profit Units.

(b)(i) Any Capital Net Income shall be credited to the Capital Accounts of the Members as follows:

(A) any Capital Net Income attributable to the sale of one hundred percent (100%) of the Company’s assets shall be allocated with respect to each increment of Threshold Value pro rata among the Capital Accounts of the Members entitled to participate in such increment of Threshold Value in proportion to such Members’ Equity Units; and

(B) any Capital Net Income attributable to a sale of less than one hundred percent (100%) of the Company’s assets shall be allocated to the Capital Accounts of the Members pursuant to Section 6.02(b)(i)(A); provided, however, that for the purpose of this Section 6.02(b)(i)(B), each Threshold Value that has been determined up to that time shall be multiplied by the percentage of the Company’s assets being sold.

(ii) Any Capital Net Loss shall be allocated among the Capital Accounts of the Members pro rata in proportion to such Members’ Equity Units.

(c) Notwithstanding anything herein to the contrary, any taxes that are paid by the Company or any entity in which the Company owns any direct or indirect interest with respect to any item of Net Income (or, otherwise, any income or gain) allocable, or otherwise attributable to, one or more Members (including on account of a Member’s resident or non-resident status) shall be credited against and reduce (without duplication) the amounts otherwise distributable or payable to such Member. For the avoidance of doubt, any entity-level tax of the Company or any entity in which the Company owns any direct or indirect interest such as the New York City Unincorporated Business Tax or the employer portion of the Medicare tax shall be treated as a Company expense and allocated pro rata among the Members. If any Member receives a refund with respect to such entity-level taxes that should have been paid to the Company or any entity in which the Company owns any direct or indirect interest, such Member shall contribute such refund to the Company without the receipt of any Units or other interest in the Company or any entity in which the Company owns any direct or indirect interest.

Section 6.03 Special Allocations.

(a) Section 704(b) Allocation Limitations. Notwithstanding Section 6.02, special allocations of income and gain or specific items of income or gain may be specially allocated for any Fiscal Year (or other period) as follows:

(i) Minimum Gain Chargeback. The Company shall allocate items of income and gain among the Members at such times and in such amounts as necessary to satisfy the minimum gain chargeback requirements of Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

(ii) Qualified Income Offset. The Company shall specially allocate items of income and gain when and to the extent required to satisfy the “qualified income offset” requirement within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

(iii) Nonrecourse Deductions. The Company shall allocate any “nonrecourse deductions,” as defined in Treasury Regulations Section 1.704-2(b)(1), of the Company among the Members in a manner which complies with the requirements of Treasury Regulations Section 1.704-2(e).

(iv) Adjusted Capital Account Deficit.

(A) Notwithstanding any other provision of this Agreement, losses (or items of deduction as computed for book purposes) shall not be allocated to a Member to the extent that such Member has or would have, as a result of such allocation, an Adjusted Capital Account Deficit. As used herein, a Member’s “Adjusted Capital Account Deficit shall mean and refer to such Member’s Capital Account, increased by any amounts which such Member is obligated to restore pursuant to the terms of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), and reduced by any adjustments, allocations or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6). Any loss (or items of deduction as computed for book purposes) which otherwise would be allocated to a Member, but which cannot be allocated to such Member because of the application of the immediately preceding sentence, shall instead be allocated to the other Members in accordance with their respective Capital Account balances, subject to the limitation imposed by the immediately preceding sentence, until there are no remaining Members who do not have an Adjusted Capital Account Deficit.

(B) Notwithstanding Section 6.02, Net Income or items thereof otherwise allocable to a Member who was not eligible to be allocated losses or deductions under clause (A) above, shall first be allocated 100% to the Members in the amount necessary to reverse, in reverse chronological order, on a cumulative basis and without duplication, any amounts allocated to such Members pursuant to the last sentence of clause (A), such allocations to be made pro rata based on the amounts previously allocated to such Members pursuant to the last sentence of clause (A).

(b) Adjustment of Allocations. In the event that the Board reasonably and unanimously determines that the allocations otherwise required pursuant to Section 6.02 or 6.03(a) would not properly reflect the economic arrangement of the Members or would otherwise cause any inequitable or onerous result for any Member, then, notwithstanding any provision in this Agreement to the contrary, the Company may adjust such allocations in such manner as the Board reasonably and unanimously determines to be required to prevent such result.

Section 6.04 Liabilities. Liabilities shall be determined in accordance with generally accepted accounting principles applied on a consistent basis; provided, however, that the Company may provide reserves or holdback amounts from distributions for estimated accrued expenses, liabilities or contingencies, whether or not in accordance with generally accepted accounting principles; provided that, the establishment of any reserves or holdback amounts that are not in accordance with generally accepted accounting principles shall require unanimous approval of the Board.

Section 6.05 Goodwil. Except as required by generally accepted accounting principles, no value shall be placed on the name or goodwill of the Company, except as determined pursuant to Sections 6.02(b), 7.02(b) and 10.01.

Section 6.06 Allocation of Income and Loss for Tax Purposes. The Company’s ordinary income and losses, capital gains and losses and other items as determined for federal income tax purposes (and each item of income, gain, loss or deduction entering into the computation thereof) shall be allocated to the Members in the same proportions as the corresponding “book” items are allocated pursuant to Sections 6.02 and 6.03. Notwithstanding the foregoing sentence, federal income tax items relating to any Section 704(c) Property shall be allocated among the Members pursuant to the principles of Section 704(b) and 704(c) of the Code and Treasury Regulations Sections 1.704-1(b)(2)(iv)(f) and (g), 1.704-1(b)(4)(i) and 1.704-3(e), to take into account the difference between the fair value and the tax basis of such Section 704(c) Property, as of the date of its revaluation pursuant to Section 6.01(b) of this Agreement or its contribution to the Company. Items described in this Section 6.06 shall neither be credited nor charged to the Members’ Capital Accounts.

Section 6.07 Determination by the Board of Certain Matters. All matters concerning: (i) valuations; (ii) the determination and calculation, and the allocation to and among the Members, of taxable income, deductions, credits, Net Income, Net Losses and other items of Company income, gain, losses, deductions and credits (and including taxes thereon); (iii) tax accounting procedures and methods; and (iv) the operation of Article VI hereof, shall be determined by the Board in accordance with Article IV.

Section 6.08 Adjustments by the Board to Take Account of Certain Events. In the event that a Member is admitted to, or withdraws from, the Company other than at the end of the Company’s Fiscal Year, allocations among the Members and accounting procedures shall be determined by the unanimous approval of the Board in accordance with Article IV.

ARTICLE VII

Repurchase of Units; Distributions on Units

Section 7.01 Repurchase of Units. Subject to Section 4.09, upon the consent of the Board and the consent of the affected Individual Member, the Company may repurchase the Units of any Individual Member at any time. No Member shall have the right to have the Company repurchase such Member’s Units or to withdraw capital from the Company, except in connection with such Member’s withdrawal from the Company in accordance with Article VIII. The price at which the Company shall repurchase Units from a Member shall be the Unit Price.

Section 7.02 Distributions. Subject to Section 4.09, distributions shall be made to each Member at the times and in the amounts determined by the Board, and if and when declared by the Board, shall be made as follows:

(a) Net Income. Distributions of Net Income (other than Capital Net Income) shall be made to the Members pro rata in proportion to such Member’s Profit Units (taking into account the reduction of any Member’s outstanding Profit Units pursuant to a loan made by the Company to such Member pursuant Section 5.05(b) hereof); provided, that, notwithstanding the foregoing, Net Income (other than Capital Net Income) attributable to a specific Source shall be distributed to the Member holding Profit Units issued with respect to such Source pro rata in proportion to such Profit Units.

(b) Sale Proceeds.

(i) Proceeds of Sale of Assets (Capital Event–Full). Asset Sale Proceeds distributed in connection with a sale or other disposition of one hundred percent (100%) of the Company’s assets that does not lead to a liquidation of the Company, shall be distributed to the Members in accordance with, and in proportion to, their respective Equity Units. Such distribution shall be made, with respect to each increment of Threshold Value, pro rata among the Members entitled to participate in such increment of Threshold Value in accordance with such Member’s Equity Units.

(ii) Proceeds of Sale of Assets (Capital Event–Partial). Asset Sale Proceeds attributable to a sale of less than one hundred percent (100%) of the Company’s assets shall be distributed to the Members pursuant to Section 7.02(b)(i); provided, however, that for the purpose of this Section 7.02(b)(ii), each of the Threshold Values that have been determined up to that time shall be multiplied by the percentage of the Company’s assets being sold.

(c) Mandatory Distributions. Notwithstanding the foregoing and other than as provided for by the Managers in accordance with Section 4.09(i), if there is Net Income, 50% of such Net Income shall be distributed (a “Mandatory Distribution”) to the Members in accordance with, and in proportion to, their respective Profit Units or Equity Units, as applicable (but without duplication). The amount of any Mandatory Distributions shall be determined by the Board at the end of each fiscal quarter; provided, however, that the net sum of the Mandatory Distributions, if any, for each fiscal quarter shall be distributed to the Members within 45 days after the end of each fiscal year. In determining a Member’s rights to distributions pursuant to Sections 7.02(a) and (b) (including by reason of the application of Section 11.04), distributions received by such Member pursuant to this Section 7.02(c) shall be taken into account as if received pursuant to Sections 7.02(a) and (b) (including by reason of the application of Section 11.04).

(d) Intentionally omitted.

(e) Other Distributions. Subject to Section 4.09 and Section 11.04, distributions of amounts not covered by Sections 7.02(a), 7.02(b), 7.02(c) or 7.02(f) shall be distributed to the Members as determined by the Board.

(f) Distributions In Kind.

(i) Upon the unanimous consent of the Board, the Company may distribute any assets in kind. If cash and property are to be distributed in kind simultaneously, the Company shall, upon the unanimous consent of the Board, distribute such cash and property in kind in proportion each Member’s Profit Units and Equity Units.

(ii) For purposes of determining amounts distributable to the respective Members under this Section 7.02, any property to be distributed in kind shall have the value assigned to such property by the unanimous consent of the Board, and the amount of Net Income or Net Loss that would have been realized had such assets been sold at their fair value shall be allocated to the Capital Accounts of the Members pursuant to Sections 6.02 and 6.03 of this Agreement immediately prior to such distribution.

(g) Tax Withholding.

(i) The Company may withhold and pay over to the Internal Revenue Service (or any other relevant taxing authority) such amounts as the Company is required to withhold or pay over, pursuant to the Code or any other applicable law, on account of a Member’s distributive share of the Company’s items of gross income, income or gain.

(ii) For purposes of this Agreement, any taxes so withheld or paid over by the Company with respect to a Member’s distributive share of the Company’s gross income, income or gain shall be deemed to be a distribution or payment to such Member, reducing the amount otherwise distributable to such Member in accordance with this Agreement (including pursuant to Section 11.04) and reducing the Capital Account of such Member. If the amount of such taxes is greater than any such distributable amounts, then, notwithstanding anything in this Agreement to the contrary, such Member and any successor to such Member’s Units shall, as required by the Board upon the unanimous approval of the Managers, pay the amount of such excess to the Company, as a contribution to the capital of the Company.

(iii) The Company shall not be obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Member that may be eligible for such reduction or exemption. To the extent that a Member claims to be entitled to a reduced rate of, or exemption from, a withholding tax pursuant to an applicable income tax treaty, or otherwise, such Member shall furnish the Company with such information and forms as such Member may be required to complete where necessary to comply with any and all laws and regulations governing the obligations of withholding tax agents. Each Member represents and warrants that any such information and forms furnished by such Member shall be true and accurate, and agrees to indemnify the Company and each of the Members from any and all damages, costs and expenses resulting from the filing of inaccurate or incomplete information or forms relating to such withholding taxes.

Section 7.03 Limitations on Distributions and Repurchases of Units. Notwithstanding Sections 7.01, 7.02 and 8.02:

(a) Distributions and repurchases of Units are subject to the provision by the Board for (i) all Company liabilities in accordance with the Act and (ii) reserves or amounts held back in accordance with this Agreement;

(b) The unused portion of any reserve or amount held back shall be distributed, with interest as determined by the Board, after the Board has determined that the need therefor shall have ceased;

(c) Distributions shall be made only to the extent of Available Assets; and

(d) Distributions to, and the repurchase of Units from, any Member are subject to the application of any provision of this Agreement that may result in a Member not actually receiving the full (or any) amount that the Member would have otherwise been, in the absence of such provision, entitled to receive pursuant to such distribution or repurchase (such as deductions to repay loans to the Company and the Company’s right to offset liabilities or withhold distributions with respect to a Member).

ARTICLE VIII

Withdrawal from the Company

Section 8.01 Withdrawal.

(a) Voluntary Withdrawal. An Individual Member may Voluntarily Withdraw (i) as of the end of any quarter upon fifteen (15) days’ prior written notice to the Company, (ii) to the extent such Individual Member is a Qualifying PrinceRidge Member as of the date hereof, and is or becomes a PrinceRidge Manager after the date hereof, upon any event or series of events that results in such Person no longer being deemed a Qualifying PrinceRidge Member and subsequent to such event such Person ceases to be a Member of the Board, and (iii)

at any other time with the consent of the Board. So long as IFMI owns a majority of the outstanding Units, IFMI may Voluntarily Withdraw only with the unanimous consent of the Board. In the event that IFMI no longer owns a majority of the outstanding Units, (a) IFMI may Voluntarily Withdraw as of the end of any quarter upon fifteen (15) days’ prior written notice to the Company, (b) at any other time with the unanimous consent of the Board, or (c) so long as there is no more than one (1) IFMI Manager, with the consent of the Board.

(b) Required Withdrawal. Notwithstanding any other provision of this Agreement, the Board, upon written notice to an Individual Member, may require such Individual Member to withdraw as a Member of the Company at any time and for any reason. Except as otherwise determined by the Board, an Individual Member shall be deemed to have requested to Voluntarily Withdraw upon such Individual Member becoming an Inactive Member.

(c) Required Sale. In the event that (i) any Member owning a majority of the then outstanding Units (or its parent or subsidiary) is indicted (and such indictment is not quashed within 90 days) for a criminal violation of any securities laws (including the Securities Act of 1933, the Securities Act of 1934 or the Investment Advisers Act of 1940), and (ii) the Board (other than the Managers designated by such Member) reasonably determines that such indictment has had or would reasonably be expected to have a quantifiable material adverse effect on the Business, such Member shall be required within 150 days of receipt of such determination by the Board to sell a number of Units (if any) to a third-party such that such Member will own less than 50% of the outstanding Units. Approval of any sale pursuant to this Section 8.01(c) shall not be unreasonably withheld or delayed.

(d) Withdrawal Pursuant to Termination and Separation Agreement. Reference is made to the Recitals and Section 3.01 of the Termination and Separation Agreement, and for purposes of this Section 8.01(d), capitalized terms without definition shall have the meanings ascribed to them in the Termination and Separation Agreement. Notwithstanding any other provisions of this agreement, in the event that FINRA denies its Consent to any one of the CMAs after the consummation of the Interim Closing, then beginning on the Termination Date, the Company, the Partnership and IFMI shall, and shall cause their respective Affiliates to, as promptly as practicable, effect the withdrawal of IFMI from each of the Company and the Partnership.

(e) Withdrawal Date. The “Withdrawal Date” of a Member shall be the date on which all of the Member’s Units have been repurchased by the Company or the Member otherwise no longer holds any Units of the Company (e.g., in the case of a Transfer permitted in accordance with this Agreement).

Section 8.02 Repurchase of Units in Connection with Withdrawal of a Member.

(a) Subject to Section 4.09, in connection with the withdrawal of a Member from the Company, the Company shall repurchase such Member’s Units for the aggregate Unit Price with respect to such Member’s Units; provided, that, except in the case of (x) a withdrawal pursuant to Sections 8.01(a)(ii) or 8.01(b) in connection with which the Company must effect within 45 days of such withdrawal such repurchase or (y) a withdrawal pursuant to Section 8.01(a)(ii) or 8.01(b) where, after giving effect to such withdrawal no PrinceRidge Member would constitute a Qualifying PrinceRidge Member, in connection with which the Company must effect within 45 days of the later of (1) such withdrawal and (2) the date on which IFMI does not exercise its right to waive or ceases to waive the requirement in Section 4.03(b) such repurchase from all then current PrinceRidge Members, the Company may effect such repurchase in one or more transactions at any time, but in no event before the repayment of any loan made by the Company to such Member pursuant to Section 5.05 of this Agreement, and shall use its commercially reasonable efforts to effect such repurchase no later than the applicable anniversary of the date, as designated below, the Member gave its notice or was required to withdraw (the “Notice Year”) and shall repurchase no less than the percentages, as designated below, of the Member’s Units outstanding at the applicable anniversary dates (each, a “Target Minimum Repurchase Amount”) for the aggregate Unit Price with respect to the Units being repurchased on or before the applicable anniversary dates (each a “Target Repurchase Date”):

(A) Subject to the terms of any Supplementary Agreement, in the event of any withdrawal by any Member prior to the one (1) year anniversary of the of execution of this Agreement and such Member has not contributed additional capital to the Company, the following Target Minimum Repurchase Amounts and Target Repurchase Dates shall be used:

(i) the last day of the month in which the first anniversary of the date of the notice of withdrawal occurs, 20%;

(ii) the last day of the month in which the second anniversary of the date of the notice of withdrawal occurs, 25%;

(iii) the last day of the month in which the third anniversary of the date of the notice of withdrawal occurs, 33 1/3%;

(iv) the last day of the month in which the fourth anniversary of the date of the notice of withdrawal occurs, 50%; and

(v) the last day of the month in which the fifth anniversary of the date of the notice of withdrawal occurs, 100%.

(B) Subject to the terms of any Supplementary Agreement, in the event of any withdrawal by any Member (i) subsequent to the one (1) year anniversary of the execution of this Agreement or (ii) at any time after such Member has contributed additional capital to the Company, the following Target Minimum Repurchase Amounts and Target Repurchase Dates shall be used:

(i) the last day of the month in which the first anniversary of the date of the notice of withdrawal occurs, 33 1/3%;

(ii) the last day of the month in which the second anniversary of the date of the notice of withdrawal occurs, 50%; and

(iii) the last day of the month in which the third anniversary of the date of the notice of withdrawal occurs, 100%.

The aggregate Unit Price with respect to the Units being repurchased shall be paid no later than thirty (30) days after the effective date of each such repurchase.

(b) For the avoidance of doubt, a Member who has given its notice to withdraw or any Member who has been required to withdraw by the Company shall continue to participate in the Net Income, Net Losses and any Sale Proceeds during the time and to the extent its Units remain outstanding and have not been repurchased by the Company.

(c) Notwithstanding Section 8.02(a), in the event that IFMI permits a PrinceRidge Member that is no longer a Qualifying PrinceRidge Member to serve on the Board, then the Company shall not be required to effectuate the repurchase required by Section 8.02(a)(y) until 45 days after IFMI has revoked, in its sole discretion, its permission for a non-Qualifying PrinceRidge Member to serve on the Board, so long as such revocation was made in accordance with Section 4.03(b).

(d) Reference is made to Section 3.01 of the Termination and Separation Agreement, and for purposes of this Section 8.02(d), capitalized terms without definition shall have the meanings ascribed to them in the Contribution Agreement. Notwithstanding Section 8.02(a), in connection with a withdrawal of IFMI pursuant to Section 8.01(d), the Company, the Partnership and IFMI shall effect the transactions set forth in the Termination and Separation Agreement.

Section 8.03 Right to Offset. Subject to Section 13.03, the Company shall have the right to offset against any payments due to a Member any amounts owed to the Company by such Member, including, without limitation, principal and interest on any loans from the Company or the Partnership to each Member.

ARTICLE IX

Transfers of Units

Section 9.01 Transfers of Units.

(a) Except (i) as otherwise expressly provided in this Agreement, including with respect to Section 10.02 and Section 10.03, or as required pursuant to the Contribution Agreement, (ii) Transfers of Units by a Member for tax or estate planning purposes, and (iii) a pledge as security by IFMI of its Units in connection with any financing arrangement or guarantee in connection therewith (it being understood and agreed that any foreclosure or other Transfer in connection with such arrangements or guarantees shall not be permitted without the unanimous consent of the Board), no Member shall have the right, directly or indirectly, to Transfer all or any part of its Units without the consent of the Board. Any purported direct or indirect Transfer of any Units in contravention of this Section 9.01(a) shall be null and void and of no force and effect.

(b) Notwithstanding anything in this Agreement to the contrary, no Transfer of Units shall be permitted if such event would result in the Company having more than one hundred (100) Members. For purposes of this Section 9.01(b), the number of Members of the Company shall be determined in accordance with Treasury Regulations Section 1.7704-1(h).

Section 9.02 Involuntary Transfers; Right of First Refusal. In the event of an Involuntary Transfer of all or any part of a Member’s Units, such Member shall immediately give written notice, by registered mail or by hand delivery, to the Company, which notice shall (A) describe the event constituting the Involuntary Transfer, (B) list the names and addresses of all parties involved, (C) state the Units of the Member in the Company affected by the Involuntary Transfer, and (D) state the amount of any judgment or other indebtedness with respect to which such Involuntary Transfer was suffered. The occurrence of the event which constitutes an Involuntary Transfer shall constitute an offer to the other Members. Upon receipt of such notice by the Company, such offeree Members shall have the right to purchase all of the Units then owned by the offeror Member which shall be necessary to satisfy (as fully as possible) the judgment or other indebtedness for which the Involuntary Transfer was suffered, at the fair value as established by an independent appraiser selected by the Board.

ARTICLE X

Sale of Units; Monetization Events

Section 10.01 Payment of Unit Sale Proceeds.

(a) Unit Sale Proceeds attributable to a sale of one hundred percent (100%) of the Members’ Units shall be paid to the Members with respect to each increment of Threshold Value pro rata among the Members entitled to participate in such increment of Threshold Value pro rata in proportion to such Members’ Equity Units.

(b) Unit Sale Proceeds attributable to a sale of less than one hundred percent (100%) of the Members’ Units shall be paid to the Members pursuant to Section 10.01(a); provided, however, that for the purpose of this Section 10.01(b), each of the Threshold Values that have been determined up to that time shall be multiplied by the percentage of the Units being sold.

(c) Notwithstanding any other provision of this Agreement, any distribution of Unit Sale Proceeds to any Member shall first be used for the repayment of any loan made to such Member in accordance with Section 5.05 of this Agreement.

Section 10.02 Tag Along and Drag Along Rights. The Members shall have the following rights in connection with a sale of Units:

(a) Transaction Notice. If the Company or one or more Members receives a bona fide offer from a third party, relating to the purchase, directly or indirectly, by such third party (such third party, a “Third Party Purchaser”) of a certain Member’s (the “Selling Member(s)”) Units, and the Member determines to consummate the sale, and such sale to the Third Party Purchaser is approved by the Board (subject to Section 4.09), the Board shall deliver a notice (a “Transaction Notice) to the Third Party Purchaser, the Selling Member(s) and the non-selling Members (the “Passive Members”) stating that the Selling Member(s) intends to sell its Units and setting forth the principal terms of such sale, including the portion of such Units to be sold, and the consideration for such sale, as well as the principal conditions to such sale (such subject transaction, the “Underlying Transaction”).

(b) Tag Along Right. Except with respect to a sale pursuant to Section 8.01(c), each Passive Member shall be entitled to sell to the Third Party Purchaser the same portion (expressed as a percentage) of its Units as is being sold by the Selling Member(s), on the same terms and conditions as the Selling Member(s) in the Underlying Transaction, if within thirty (30) days of its receipt of such notice the Passive Member delivers a notice (a “Purchaser Notice”) to the other Members stating that it intends to exercise its right to effect such sale (such right, the “Tag Along Right”). Such sale by the Passive Members, however, shall not occur earlier than ten (10) days after delivery of the Purchaser Notice and only simultaneously with and subject to the Underlying Transaction.

(c) Drag Along Right. The Company shall, upon the unanimous consent of the Board, be entitled to require each of the Passive Members to sell to the Third Party Purchaser the same portion (expressed as a percentage) of its Units as is being sold by the Selling Member(s) on the same terms and conditions as the Selling Member(s) in the Underlying Transaction, if the Company or the Selling Member(s) states in the Transaction Notice that it intends to exercise such right (such right, the “Drag Along Right”); provided that such Passive Member shall not be required to make any representations or warranties other than with respect to unencumbered title to its Units and the power, authority and legal right to transfer such Units and such Passive Member shall not be required to provide an indemnity. Such sale by the Passive Members, however, shall not occur earlier than ten (10) days after delivery of the Transaction Notice and only simultaneously with and subject to the Underlying Transaction.

(d)(i) When calculating the portion of the Unit Sale Proceeds to which a Member would be entitled for the purpose of a Sale Transaction under this Section 10.02, such sale proceeds shall be paid to each Member participating in such Sale Transaction based on the amounts each Member would have received pursuant to Section 10.01.

(ii) In the event that the consideration being paid in the Underlying Transaction consists of more than one form of consideration, then each Member participating in such Underlying Transaction shall receive its pro rata share of each such form of consideration.

Section 10.03 Preemptive Rights.

(a) In the event that, from time to time following the date hereof, the Company proposes to sell or issue New Units to any Person, each then-existing Member shall have the right (a “Preemptive Right”) to purchase a pro rata portion of the New Units proposed to be sold or issued equal to the percentage determined by dividing (x) the Units held by each such Member at the time of such proposed sale or issuance by (y) the aggregate Units in the Company at the time of such proposed sale or issuance. Each Member will be entitled to purchase all or part of such New Units at the same price and on the same terms as such New Units are proposed to be sold or issued by the Company pursuant to this Section 10.03.

(b) Prior to the sale or issuance of any New Units to any Person, the Company shall cause to be given to each Member written notice of the Company’s intention to make such sale or issuance (the “Preemptive Notice”). The Preemptive Notice shall set forth the aggregate number of Units to be sold or issued, the proposed purchasers, the proposed date of sale or issuance (which date shall not be less than twenty (20) Business Days after the date of delivery of the Preemptive Notice), the consideration that the Company will receive therefore and all other material terms and conditions of such sale or issuance. Each Member shall have thirty (30) Business Days (the “Preemptive Notice Window”) from the date of receipt of the Preemptive Notice to agree to purchase up his or her pro rata portion of the New Units offered to such Member by the Company pursuant to this Section 10.03 for the price and upon the terms specified in the Preemptive Notice by giving written notice to the Company and stating therein the quantity of such New Units such Member elects to purchase (the “Preemptive Reply”). In the event that a Member delivers a Preemptive Reply (such Member, an “Exercising Member”), the Company shall sell to such Exercising Member, and such Exercising Member shall purchase from the Company, for the consideration and on the terms set forth in the Preemptive Notice the number of Units that such Exercising Member has elected to purchase on the same day the Company sells or issues (or would have sold or issued) the Units described in the Preemptive Notice.

(c) In the event that any Member fails to exercise in full the Preemptive Rights set forth in this Section 10.03 within the Preemptive Notice Window, the Company shall have thirty (30) Business Days thereafter to sell or issue the New Units not elected to be purchased under this Section 10.03 at the price and upon terms no more favorable to the purchasers than specified in the Preemptive Notice. In the event that the Company has not sold such New Units within such subsequent thirty (30) Business Day period, the Company shall not thereafter sell or issue any New Units without first offering such New Units in the manner provided in this Section 10.03.

Section 10.04 Monetization Events.

(a) General. In the event the Board determines to pursue a Monetization Event, the Members shall, at the request and under the direction of the Board, take all actions necessary or desirable to effect any conversion deemed necessary by the Company in connection with such Monetization Event (including, without limitation, whether by conversion to a subchapter C corporation, merger or consolidation into any entity, recapitalization or otherwise), giving effect to the same economic and corporate governance provisions contained herein (“Corporate Conversion”).

(b) In the event that a Monetization Event is approved by the Board, each Member shall be deemed hereby to consent to such Monetization Event (including any related Corporate Conversion) and agrees (i) to enter into such agreements, and to make such representations, warranties and indemnities therein, with respect to such Monetization Event, as may be necessary to effectuate such Monetization Event, provided that any such representations, warranties and indemnities shall not disproportionately adversely affect any Member or Members without such Member’s consent, and (ii) that it will, in connection with such Monetization Event, consent to, cooperate with, and raise no objections against the Monetization Event, and shall enter into such transfer, vesting, holdback, forfeiture and other restrictions with respect to equity interests received in connection with such conversion as shall be reasonably required pursuant to the determination of the Board. If a Member fails or refuses to vote as required by this Section 10.04(b), then such Member hereby grants to the Chairman an irrevocable proxy, coupled with an interest, to vote on behalf of such Member in accordance with this Section 10.04(b), and, if applicable, hereby appoints the Chairman as its attorney-in-fact, to Transfer its Units in accordance with the terms of this Section 10.04(b). In the event that any Member fails or refuses to comply with the provisions of this Section 10.04(b), the Company may elect to proceed with the Monetization Event notwithstanding such failure or refusal and, in such event and upon tender of the specified consideration to any such Member, such Member shall be deemed to have withdrawn at such time.

Section 10.05 Allocation of Sale Proceeds Between the Company and the Partnership. For the avoidance of doubt, for purposes of determining the amount of Sale Proceeds allocable to the Members, in connection with any Sale Transaction involving the Partnership, Sale Proceeds paid for assets or Units of the Partnership shall be aggregated and allocated one hundred percent (100%) to the Partnership’s Limited Partners and zero percent (0%) to the Company.

ARTICLE XI

Duration, Winding-Up and Termination of the Company

Section 11.01 Term. The term of the Company began on the date the Certificate of Formation of the Company was filed, and shall continue until cancellation of the Certificate of Formation of the Company in accordance with this Agreement.

Section 11.02 Dissolution. Subject to Section 4.09, there shall be a dissolution of the Company and its affairs shall be wound up upon the first to occur of any of the following events:

(a) the decision of the Members to dissolve the Company;

(b) the entry of a decree of judicial dissolution of the Company pursuant to Section 18-802 of the Act or any successor provision thereof; or

(c) at any time there are no Members, unless the business of the Company is continued in accordance with the Act.

Section 11.03 Winding Up. Upon the dissolution of the Company, the Company (or any duly designated representative) shall use all commercially reasonable efforts to liquidate all of the Company assets and wind up the affairs of the Company in an orderly manner; provided that if in the judgment of the Members (or such representative) an asset of the Company should not be liquidated, the Company (or such representative) shall allocate, on the basis of the value of any assets of the Company not sold or otherwise disposed of, any unrealized gain or loss based on such value to the Members’ Capital Accounts as though the assets in question had been sold on the date of such allocation and, after giving effect to any such adjustment, distribute said assets in accordance with Article VII, subject to the priorities set forth in Article VII; provided further, that the Company (or such other representative) will attempt to liquidate sufficient Company assets to satisfy in cash (or make reasonable provision in cash for) the debts and liabilities referred to in Article VII.

Section 11.04 Final Distribution. After the application or distribution of the proceeds of the liquidation of the Company assets in one or more installments to the satisfaction of the liabilities to creditors of the Company, including to the satisfaction of the expenses of the winding-up, liquidation and dissolution of the Company (whether by payment or the making of reasonable provision for payment thereof), the remaining proceeds, if any, plus any remaining assets of the Company shall be distributed to and among the Members as follows: (i) first, to any Member (whether an individual or entity) whose aggregate allocations of Net Income (other than Capital Net Income) pursuant to Section 6.02(a) only from and after the date hereof and not otherwise in connection with any Sale Transaction or the Company’s dissolution and/or liquidation shall exceed the aggregate prior distributions of the Company to such Member pursuant to Section 7.02(a) and Section 7.02(c), to the extent such distribution under Section 7.02(c) relates to Section 7.02(a), (such Member’s “Excess Allocation Amount”), until the aggregate amount(s) so distributed to such Member shall equal such Member’s Excess Allocation Amount (and if there shall be more than one such Member having an Excess Allocation Amount, then the foregoing distributions of this clause (i) shall be made in proportion to each such Member in proportion to their respective Excess Allocation Amounts); and (ii) the balance shall be distributed to the Members as Asset Sale Proceeds in accordance with Section 7.02(b)(i) (the amount that each Member would be distributed, such Member’s “Final Distribution”).

Section 11.05 Time for Liquidation, etc. A reasonable time period shall be allowed for the orderly winding up and liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Company to seek to minimize potential losses upon such liquidation. The provisions of this Agreement shall remain in full force and effect during the period of winding-up and until the filing of a certificate of cancellation of the Certificate of Formation of the Company with the Secretary of State of the State of Delaware.

Section 11.06 Cancellation. Upon completion of the foregoing, the Company (or any duly designated representative) or such other Person as required by the Act shall execute, acknowledge and cause to be filed a certificate of cancellation of the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. The provisions of this Agreement shall remain in full force and effect during the period of winding-up and until the filing of such certificate of cancellation.

Section 11.07 Final Allocations. Notwithstanding anything herein to the contrary, the Company’s income, gain, losses, deductions and credits for the Fiscal Year or other period in which the Company dissolves and liquidates shall be allocated to and among the Members in a manner such that the Capital Account balance of each Member, immediately after giving effect to such allocations, shall, as nearly as possible, equal such Member’s Final Distribution. For purposes of this Section 11.07, the allocation provisions contained in this Agreement are intended to produce a final Capital Account balance for each Member (such Member’s “Target Final Balance”) that is equal to such Member’s Final Distribution and that to the extent that the Board determines that the allocation provisions of this Agreement would not produce the Target Final Balance for any Member, then this Agreement shall be automatically amended, and allocations of items of Company income (including gross income), gain, deductions and/or losses shall be allocated in such manner as the Board determines to be necessary to produce such Target Final Balance for each Member (and, if and to the extent the Board determines it to be necessary, for any prior Fiscal Year or other period if the United States federal income tax return of the Company for such prior Fiscal Year or other period has not yet been filed or is still open and can be amended, shall be specially allocated as the Board determines to be necessary to cause the respective positive Capital Account balance of each Member to be equal to such Member’s Target Final Balance. This Section 11.07 shall apply without regard to any allocation or re-allocation that may be required and/or imposed by the Internal Revenue Service or any other tax authority in any audit, proceeding or otherwise.

ARTICLE XII

Tax Matters; Books and Records.

Section 12.01 Filing of Tax Returns. The Company, at the Company’s expense, shall prepare and file, or cause the accountants of the Company to prepare and file, a federal information tax return in compliance with Section 6031 of the Code and any required state and local income tax and information returns for each tax year of the Company.

Section 12.02 Reports to Current and Former Members. As soon after the end of each Fiscal Year as is practicable, the Company shall prepare and mail, or cause its accountants to prepare and mail, to each Member and, to the extent necessary, to each Former Member (or its legal representative), a report setting forth in sufficient detail such information as shall enable such Member or Former Member (or its legal representative) to prepare its federal, state and local tax returns in accordance with the laws, rules and regulations then prevailing.

Section 12.03 Tax Matters Partner.

(a) Except as otherwise provided in this Agreement, with respect to Pre-Closing Company Tax Audits, for so long as IFMI owns a plurality of the outstanding Units of the Partnership, IFMI shall designate (and which designation shall be reflected on the Company’s annual federal information tax return) such Member(s) or other Person(s) (which may be or include IFMI) to serve as the “tax matters partner” of the Company and any Partnership Subsidiary under and pursuant to Section 6231(a)(7) of the Code and Treasury Regulations Sections 301.6231(a)(1)-1 and 301.6231(a)(7)-2 and, further, IFMI (and only IFMI) shall designate such Member(s) or other Person(s) (which may be or include IFMI) to serve in the corresponding or similar position, status or capacity for state, local and/or as applicable, foreign tax purposes (any and all such Member(s) and other Person(s) so designated by IFMI, collectively, the “Tax Matters Partner”). The Member(s) or other Person(s) so designated to serve as the Tax Matters Partner shall exercise its duties as Tax Matters Partner in accordance with applicable law. If the Tax Matters Partner does not act in accordance with Section 4.09(o) of this Agreement, the PrinceRidge Managers, in their sole discretion, may remove the Tax Matters Partner. In such event, the Board shall designate another Person(s) to serve as the Tax Matters Partner. For the avoidance of doubt, the Tax Matters Partner’s reliance on a determination, even if erroneous, by the Partnership’s tax advisors that there is authority supporting a “more likely than not” position shall not constitute a breach of Section 4.09(o). The Tax Matters Partner shall be authorized and empowered to take and make (and/or to cause or permit Company and any Partnership Subsidiary to take and make and/or, otherwise to take and make on behalf of Company or the Partnership Subsidiary) any and all such actions and decisions in connection with any (including foreign) tax-related administrative (including, without limitation, Internal Revenue Service) or judicial examination, audit, proceeding or litigation of and/or involving the Company (any of the foregoing, a “Company Tax Audit” ), including entering into (and/or causing the Company to enter into) any settlement with the Internal Revenue Service and/or any other state, local or foreign tax authority, agency or body which may be adverse to the Members (or one or more, or all of the Members) or which otherwise may result in a different tax impact to a Member as compared to the tax affect on another Member. Each Member or other Person (for purposes of this Section 12.03, called a “Pass-Thru Member”) holds or controls Units as a Member on behalf of, or for the benefit of another Person, or which Pass-Thru Member is beneficially owned (directly or indirectly) by another Person or Persons shall, within fifteen (15) days following receipt from the Tax Matters Partner of any notice, demand, request for information or similar document, convey such notice or other document in writing to all holders of beneficial interests holding Units through such Pass-Thru Member. In addition to (and not in limitation of) the foregoing, in the event the Company or any Partnership Subsidiary shall be the subject of any Company Tax Audit, the Tax Matters Member shall be authorized to act for, and its decision shall be final and binding upon, the Company, any Partnership Subsidiary and each Member. The Tax Matters Partner shall use its commercially reasonable efforts to keep each of the Class A Partners (for so long as each of them is a Member) reasonably and contemporaneously apprised of any material development of any Company Tax Audit. Subject to Section 12.03(c), all expenses incurred in connection with any Company Tax Audit shall be borne by the Company. Further, in the event that any settlement, agreement, resolution or other binding arrangement of or with respect to any Company Tax Audit that could have either a material adverse effect on the Company for and/or in respect of any Pre-Interim Closing Tax Period (as defined in the Contribution Agreement) or a material adverse effect on any of the Individual Members for and/or in respect of any Pre-Interim Closing Tax Period, then the Tax Matters Partner may not enter into, consummate and/or undertake any such settlement, agreement, resolution or other binding arrangement without each PrinceRidge Manager’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Each Member shall fully cooperate with (including, without limitation, by promptly furnishing to the Tax Matters Partner such documents, information, certifications, powers of attorney and such other information, and do all things, that the Members are required to furnish and/or that the Tax Matters Partner shall reasonably request in connection with any Company Tax Audit or, otherwise, in connection with the carrying out by the Tax Matters Partner of its authority, powers and duties under this Section 12.03 (and elsewhere hereunder).

(b) (i) The Company shall use its commercially reasonable efforts to transmit to each Member, by no later than April 1st following the end of each fiscal year, such Member’s estimated tax information returns (Internal Revenue Service From 1065, Schedule K-1) from the Company for such fiscal year (and with such information returns reflecting only such information that the Company shall then have in its possession); provided, however, that at least fifteen (15) days prior to the date on which the Company transmits the Schedules K-1 to the Members, the Company shall deliver the Schedules K-1 to the PrinceRidge Managers for their review and comment. The Company shall take any comments into account in good faith and with respect to which the PrinceRidge Managers shall have made a good faith attempt to provide to the Company the relevant tax authority supporting such comment. The Company shall deliver final Schedules K-1 to the Members for any fiscal year by no later than June 30th following the end of such fiscal year.

(ii) The Company shall prepare and file, or cause the accountants of the Company to prepare and file, a federal information tax return in compliance with Section

6031 of the Code and any required state and local income tax and information returns for each tax year of the Company; provided, however, that at least fifteen (15) days prior to the date on which any such return is filed, the Company shall deliver such return to the PrinceRidge Managers for their review and comment. The Company shall take any comments into account in good faith and with respect to which the PrinceRidge Managers shall have made a good faith attempt to provide to the Company the relevant tax authority supporting such comment.

(c) Notwithstanding anything herein to the contrary,

(i) all of the expenses incurred or resulting in connection with any Company Tax Audit, that occurs on or prior to the second anniversary of the date hereof, for, in respect of and/or pertaining to any tax year ended on or before December 31, 2010 (any of which, a “Pre-Closing Company Tax Audit”) shall be borne by or allocated to, severally and not jointly, each of the Members, other than IFMI and Daniel Cohen, who was a Member as of the date hereof (each, a “PrinceRidge Member” and, collectively, the “PrinceRidge Members”), and each such PrinceRidge Member’s obligation with respect to such expenses shall not exceed the amount equal to (x) the aggregate amount of such expenses multiplied by (y) a fraction where (A) the numerator is the number of such PrinceRidge Member’s Units in the Company as of the date on which any applicable expenses are incurred minus any Units purchased by such PrinceRidge Member since the date hereof, and (B) the denominator is the aggregate number of all of the outstanding PrinceRidge Members’ Units in the Company immediately following the date hereof (“PrinceRidge Members Expenses”); provided, however, that each PrinceRidge Member shall have the right to satisfy its portion of the PrinceRidge Members Expenses pursuant to this Section 12.03(c)(i) by delivering to IFMI such number of additional IFMI Equity Interests that, based on the book value at the time of the indemnification claim, equals the aggregate value of such PrinceRidge Members Expenses (terms used in this sentence without definition having the meanings assigned to them in the Contribution Agreement); and

(ii) with regard to any Pre-Closing Company Tax Audit, the PrinceRidge Managers or their designated representative shall serve as the Tax Matters Partner of the Company, the Partnership and any Partnership Subsidiary and shall use their commercially reasonable efforts to keep IFMI reasonably and contemporaneously apprised of any material development of any Pre-Closing Company Tax Audit. Further, in the event that any settlement, agreement, resolution or other binding arrangement of or with respect to any Pre-Closing Company Tax Audit that could have either a material adverse effect on the Company for and/or in respect of any Post-Interim Closing Tax Period (as defined in the Contribution Agreement) or a material adverse effect on IFMI for and/or in respect of any Post-Interim Closing Tax Period, then the Company may not enter into, consummate and/or undertake any such settlement, agreement, resolution or other binding arrangement without IFMI’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

(d) The Company shall indemnify any Member for any interest and penalties required to be paid by such Member resulting from any adjustments made by a taxing authority to any federal, state, local or foreign tax return of the Company; provided, that any Member that serves as the Tax Matters Partner with respect to the period involving such adjustment shall not be entitled to any such indemnification to the extent such interests and penalties arise as a result of the gross negligence, bad faith or willful misconduct of such Tax Matters Partner.

(e) The PrinceRidge Members shall, at their expense, be responsible for the preparation and timely filing of any tax return of the Company, the Partnership or a Partnership Subsidiary for any tax year ended on or before December 31, 2010, provided that prior to filing any such tax return the PrinceRidge Members provide it to IFMI.

Section 12.04 Member Basis. Upon request of the Company, each Member agrees to provide to the Board information regarding its adjusted tax basis in its Units along with documentation substantiating such amount.

Section 12.05 Tax Election. The Board shall make or revoke any tax election which the Board deems appropriate, including an election under Section 754 of the Code.

Section 12.06 Books and Records; Access; Auditors.

(a) The Company shall cause to be kept complete and accurate books of account and records with respect to the Company’s business. Company information, including, without limitation, Profit Units and Equity Units, shall be kept confidential except as permitted by the Company or required to be disclosed by judicial or administrative process or by regulatory authority or other requirement of law (including federal securities laws) or directive of any governmental authority or stock exchange.

(b) The Company’s books and records shall be available for inspection and copying by the Members or their duly authorized representatives during normal business hours upon prior written request solely to the extent reasonably related to such Member’s economic interest in the Company. The Company’s books and records shall be available for inspection and copying by IFMI and its duly authorized representatives at any time. The Company’s books and records (other than books required to maintain Capital Accounts) shall be maintained in accordance with GAAP.

(c) The Company’s independent auditors shall be such independent accounting firm as may be selected from time to time by the Board, and, initially, shall be Grant Thornton LLP.

ARTICLE XIII

Additional Agreements

Section 13.01 Restrictive Covenants. Subject to the terms of any Supplementary Agreements, each Member, including IFMI, acknowledges that it is bound by the Restrictive Covenants as a Limited Partner of the Partnership.

Section 13.02 Observer Rights. For as long as (i) John Costas is Chairman of the Company and (ii) IFMI owns a majority of the outstanding Units of the Partnership, John Costas shall be appointed, and IFMI Parent shall cause John Costas to be appointed as, an observer entitled to be present at, observe and participate in each meeting of the board of directors of

IFMI Parent (a “Meeting”). IFMI Parent shall provide John Costas, at the same time, on the same basis and in the same form as provided to its directors, (i) notice of any such Meeting and (ii) copies of any materials or documents intended to be presented, discussed or used at such Meeting. John Costas shall have no right to vote at or conduct the business of any Meeting and shall be required to maintain the confidentiality of all confidential information obtained by him or her pursuant to an appointment under this Section 13.02. IFMI Parent hereby acknowledges and agrees that it is a party to this Agreement solely for purposes of Section 13.02 hereof and shall have no rights as a Member or otherwise under this Agreement.

Section 13.03 Transactions with Affiliates. Neither the Company nor the Partnership shall (a) engage in any business transaction (or series of related transactions) with Member or any Affiliate thereof, (b) enter into any release, assignment, settlement or compromise of, any action, claim or proceeding, or make any material decision or take any material action with respect to any claim, action or proceeding pending before, or threatened to be brought by or before, any governmental authority or arbitrator between IFMI or its subsidiaries other than the Company and the Partnership, on the one hand, and either the Company or the Partnership or their subsidiaries, on the other hand, or (c) initiate any action, claim or proceeding against any Member or any Affiliate thereof (each such clause, an “Interested Transaction”) unless such Interested Transaction is approved in accordance with this Section 13.03. Any Interested Transaction shall require, in the case of clause (a) above, unanimous approval by the Managers not Affiliated with such Member or its Affiliates; in the case of clause (b) above, the unanimous approval by the PrinceRidge Managers; and in the case of clause (c) above, the unanimous approval by the Managers (other than any Manager that is also the Member or an Affiliate of the Member against whom such action, claim or proceeding is proposed to be brought) that do not together with their Affiliates have control of the Board.

ARTICLE XIV

Miscellaneous

Section 14.01 Entire Agreement. This Agreement and, with reference to a Member that has entered into a Supplementary Agreement, such Supplementary Agreement, supersede any and all existing agreements, oral or written, between or among the Company and the other Members, with respect to the Company.

Section 14.02 Amendments of Agreement. Any amendment to this Agreement shall be made by the Board in accordance with Section 4.09 of this Agreement; provided that to the extent no person qualifies at any time as a Qualifying PrinceRidge Member, any amendment to this Agreement that is adverse to the interests of any Individual Member shall require the written consent of such Member.

Section 14.03 Further Actions. Each Member shall execute and deliver such other certificates, agreements and documents, and take such other actions, as may reasonably be requested by the Company in connection with the achievement of its purposes or to give effect to the provisions of this Agreement and any Supplementary Agreement, in each case as are not inconsistent with the terms and provisions of this Agreement, including any documents that the Company determines to be necessary or appropriate to form, qualify or continue the Company as a limited liability company in all jurisdictions in which the Company conducts or plans to conduct its investment and other activities and all such agreements, certificates, tax statements and other documents as may be required to be filed by or on behalf of the Company.

Section 14.04 Applicable Law. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Delaware, without reference to its choice of law rules, and, without limitation thereof, that the Act as now adopted or as may be hereafter amended shall govern this Agreement.

Section 14.05 Counterparts. Counterparts may be executed through the use of separate signature pages (or other agreement, including a Supplementary Agreement, acceptable to the Company) or in any number of counterparts with the same effect as if the parties executing such counterparts had all executed one (1) counterpart; provided, however, that each such counterpart shall have been executed by the Members on behalf of the Company.

Section 14.06 Successors and Assigns. This Agreement shall inure to the benefit of each Member and the executors, administrators, estates, heirs, legal successors and representatives and, if approved in accordance with this Agreement, transferees of the Members.

Section 14.07 No Waiver. The failure of a party to insist upon strict adherence to any term or provision of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or provision or any other term or provision of this Agreement.

Section 14.08 Survival. Sections 12.02, 13.01, 14.04, 14.06, 14.08, 14.09, 14.10, 14.11, 14.12, 14.13 and 14.14 shall survive a Member’s withdrawal as a Member of the Company and any termination of this Agreement. Except as expressly provided in such Supplementary Agreement, a Member’s or a Manager’s Supplementary Agreement shall (a)(i) in the case of a Member, also terminate upon such Member’s withdrawal as a Member of the Company or (ii) in the case of a Manager (other than a PrinceRidge Manager who remains a Member) terminate upon a Manager ceasing to be a Manager of the Company, and (b) terminate upon any termination of this Agreement.

Section 14.09 Notices. Each notice relating to this Agreement shall be in writing and shall be delivered (a) in person, by registered or certified mail or by private courier or (b) by facsimile or other electronic means, confirmed by telephone. All notices to any Member shall be delivered to such Member at the address of such Member as set forth in the records of the Company. All notices to the Company shall be delivered to the Company at its principal office and place of business. Any Member may designate a new address for notices by giving written notice to that effect to the Company. The Company may designate a new address for notices by giving written notice to that effect to each of the Members. A notice given in accordance with the foregoing clause (a) shall be deemed to have been effectively given three (3) Business Days after such notice is mailed by registered or certified mail, return receipt requested, and one (1) Business Day after such notice is sent by Federal Express or other one (1)-day service provider, to the proper address, or at the time delivered when delivered in person or by private courier. Any notice by facsimile or other electronic means shall be deemed to have been effectively given when sent and confirmed by telephone in accordance with the foregoing clause (b).

Section 14.10 Dispute Resolution. Except as otherwise provided in this Agreement, all disputes arising under this Agreement will be resolved by arbitration in New York, New York by a single arbitrator; provided that if the parties to the dispute cannot agree on a single arbitrator within thirty (30) days, the matter will be submitted to JAMS in New York, New York for arbitration before a single arbitrator from the JAMS list, and pursuant to JAMS Comprehensive Arbitration Rules and Procedures. The fee of the arbitrator(s) will be split equally between the complainant(s) and the respondent(s). Each party will otherwise bear its own costs and attorneys’ fees, subject to the payment of any indemnification to which a party may be entitled. The arbitrator’s award will be final and binding upon such Member and the Company, and judgment upon the award may be entered in any state or federal court of competent jurisdiction in New York State, or application may be made to such court for a judicial acceptance of the award and an enforcement as the law of such jurisdiction may require or allow. Nothing in this Agreement shall restrict the ability of any party hereto to provide factual testimony during such proceedings. Notwithstanding the preceding provision, the Company may seek injunctive relief from a court of competent jurisdiction in the event of a threatened or actual breach of Article XIII hereof.

Section 14.11 Injunctive Relief.

(a) In the event of a dispute, any Member may apply to the arbitrator or arbitrators referred to in Section 14.10 to seek preliminary and/or permanent injunctive relief, including, without limitation, to present or address a breach or possible breach of any Restrictive Covenant. Any party to this Agreement also may, without waiving any remedy under this Agreement, seek from any court of competent jurisdiction any injunctive, interim or provisional relief, including, without limitation, to present or address a breach or possible breach of any Restrictive Covenant, to protect the rights or property of that party, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal’s determination of the merits of the controversy).

(b) It is specifically understood and agreed that any breach of any terms of any Restrictive Covenant is likely to result in irreparable injury to the Management Group Entities and that any remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other remedy it may have, any of the Management Group Entities shall be entitled to enforce the specific performance of this Agreement by a Member and to seek both temporary and permanent injunctive relief thereof (to the extent permitted by law), and other equitable remedies, without the necessity of proving actual damages or posting a bond or other security.

Section 14.12 Choice of Venue. Subject to Section 14.10 and Section 14.11, each Member hereby consents to the nonexclusive jurisdiction of the courts of the State of New York or any Federal court sitting in the City of New York, and hereby waives, and agrees not to assert by way of motion, as a defense or otherwise, in any such action or proceeding, any claim that such Member is not personally subject to the jurisdiction of the above-named courts, that the action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by such courts.

Section 14.13 Enforceability. If any provision of this Agreement shall be deemed invalid or unenforceable as written, it shall be construed, to the greatest extent possible, in a manner that shall render it valid and enforceable, and any limitations on the scope or duration of any such provision necessary to make it valid and enforceable shall be deemed to be part thereof, and no invalidity or unenforceability of any provision shall affect any other portion of this Agreement unless the provision deemed to be so invalid or unenforceable is a material element of this Agreement, taken as a whole.

Section 14.14 Judicial Modification. If at any time any of the provisions of any Section of this Agreement shall be deemed invalid or unenforceable or are prohibited by the laws of the jurisdiction where they are to be performed or enforced, by reason of being vague or unreasonable as to duration or geographic scope or scope of activities restricted, or for any other reason, such provisions shall be considered divisible and shall become and be immediately amended to include only such restrictions and to such extent as shall be deemed to be reasonable and enforceable by the court, arbitrator or other body having jurisdiction over this Agreement, and the Company and each Member agree that such provisions, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included in this Agreement.

Section 14.15 Legal Proceedings. Any action, claim or proceeding by any Member or the Company, the Partnership or their subsidiaries, on the one hand, against any other Member or the Company, the Partnership or their subsidiaries, on the other hand, shall be brought before an arbitrator, the determinations of which shall be binding on the parties to such action, claim or proceeding. Each party to such action, claim or proceeding shall pay its own costs and expenses (including, without limitation, all fees of such party’s legal counsel); provided, that, to the extent any Individual Member is a defendant in such an action, claim or proceeding, the costs and expenses (including, without limitation, all fees of such party’s legal counsel) of such Individual Member shall be paid in advance by the Company as such costs and expenses are incurred by such Individual Member, but if such binding arbitration is determined against the Individual Member pursuant to a final, non-appealable order of such arbitrator, such Individual Member shall reimburse the Company for all advanced costs and expenses (including, without limitation, all fees of such Individual Member’s legal counsel); provided further, that, to the extent an Individual Member instigates such action, claim or proceeding, and the binding arbitration is determined in favor of such Individual Member pursuant to a final, non-appealable order of such arbitrator, the Company shall reimburse such Individual Member for his or her costs and expenses (including, without limitation, all fees of such Individual Member’s legal counsel).

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the date set forth above.

/s/ Ahmed A. Alali
Ahmed A. Alali

/s/ John P. Costas
John P. Costas

/s/ Colette C. Dow
Colette C. Dow

/s/ Ronald J. Garner
Ronald J. Garner

/s/ Michael T. Hutchins
Michael T. Hutchins

/s/ Matthew G. Johnson
Matthew G. Johnson

[Signature Page to Fourth Amended and Restated LLC Agreement]

/s/ Daniel G. Cohen
Daniel G. Cohen

IFMI, LLC

By:	/s/ Daniel G. Cohen
	Name:	Daniel G. Cohen
	Title:	Chief Executive Officer and Chief Investment Officer

Institutional Financial Markets, Inc., solely for purposes of Section 13.02

By:	Daniel G. Cohen
	Name:	Daniel G. Cohen
	Title:	Chief Executive Officer and Chief Investment Officer

[Signature Page to Fourth Amended and Restated LLC Agreement]

Appendix A

Joinder To

Fourth Amended and Restated

Limited Liability Company Agreement

of PrinceRidge Partners LLC

THIS JOINDER (“Joinder”) to the Fourth Amended and Restated Limited Liability Company Agreement (as amended, modified or supplemented from time to time, the “Agreement”) of PrinceRidge Partners LLC (the “Company”), is made and entered into as of                 , 20    by and among the Company and [Insert IFMI Manager Name] (the “IFMI Manager”). Capitalized terms used herein but not defined have the respective meanings assigned to them in the Agreement.

WHEREAS, pursuant to the terms of the Agreement, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under, the Board;

WHEREAS, [Insert IFMI Manager Name] desires to serve on the Board of Managers as a designated IFMI Manager; and

WHEREAS, in accordance with Section 3.01(d) of the Agreement, [Insert IFMI Manager Name] agrees to become a party to the provisions of the Agreement set forth below;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1. Agreement to be Bound. The IFMI Manager hereby agrees that upon execution of this Joinder, [he][she] shall become fully bound by, and subject to, all of the covenants, terms and conditions with respect to the obligations of the Board and the Managers thereof.

2. Removal from the Board. The IFMI Manager hereby agrees that, pursuant to Article IV of the Agreement, the IFMI Manager may be removed or replaced as a Manager (i) upon the occurrence of the events set forth in Section 4.03(a) of the Agreement or (b) at any time for Cause. The IFMI Manager hereby agrees that for purposes of the Agreement, “Cause” shall mean the IFMI Manager’s:

(a) commission of, and indictment (that is not quashed within 90 days) for or formal admission to any crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the Company (other than routine traffic violations); provided that such crime has a material adverse effect on the business or reputation of the Company;

(b) indictment (that is not quashed within 90 days) for or formal admission to a felony;

(c) engagement in fraud, misappropriation or embezzlement that has a material adverse effect on the business or reputation of the Company;

(d) continued failure to materially adhere to written policies and practices of the Company; or

(e) material breach of the following covenant: The IFMI Manager acknowledges that (i) the primary business of the Company is currently its capital markets business (sales and trading of securities as well as investment banking) and that the Company may engage in additional or different areas of business during IFMI Manager’s services arrangement as a Manager of the Company hereunder (all of which are collectively referred to as the “Business”); (ii) the Company is one of a limited number of persons who have such a business; (iii) the Company’s Business is, in part, national and international in scope; (iv) the IFMI Manager’s service on the Board of the Company has given and will continue to give him access to the confidential affairs and proprietary information of the Company; (v) the covenants and agreements of the IFMI Manager contained in this clause (e) are essential to the business and goodwill of the Company; and (vi) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this clause (e). Accordingly, the IFMI Manager covenants and agrees during and after the period of the IFMI Manager’s services arrangement as a Manager of the Company, the IFMI Manager (x) shall keep secret and retain in strictest confidence all confidential matters relating to the Company’s Business and the business of any of its affiliates and to the Company and any of its affiliates, learned by the IFMI Manager heretofore or hereafter directly or indirectly from the Company or any of its affiliates (the “Confidential Company Information”), and (y) shall not disclose such Confidential Company Information to anyone outside of the Company unless (i) the disclosure is done with the Company’s or such affiliate’s, as applicable, express written consent, (ii) the Confidential Company Information is at the time of receipt or thereafter becomes publicly known through no wrongful act of the IFMI Manager or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement, (iii) the disclosure is required to be made pursuant to an order of any court or government agency, subpoena or legal process; (iv) the disclosure is made to officers or directors of the Company or its affiliates (and/or the officers and directors of such affiliates), and to auditors, counsel, and other professional advisors to the Company or its affiliates, or (v) the disclosure is made by a court or arbitrator in connection with any litigation or dispute between the Company and the IFMI Manager. Unless prohibited by law, regulation or order of a court or other governmental or regulatory body, the IFMI Manager shall as promptly as reasonably practicable supply the Company with a copy of any legal process delivered to the IFMI Manager requesting Confidential Company Information. Prior to any disclosure of Confidential Company Information, unless prohibited by law, regulation or order of a court or other governmental or regulatory body, the IFMI Manager shall notify the Company and shall cooperate and not object to the Company seeking an order protecting the confidentiality of such information.

2

3. Exculpation

(a) The IFMI Manager (the “Indemnified Party”) shall not be liable to any Member, the Company or their Affiliates for any action or inaction, unless such action or inaction arises out of, or is attributable to, the gross negligence, willful misconduct or fraud of the Indemnified Party and such action is materially injurious to the financial condition or business reputation of the Business, nor shall the Indemnified Party be liable to any Member, the Company or their Affiliates for any action or inaction of any broker or agent of the Company or its Affiliates selected by such Indemnified Party; provided, that such broker or agent was selected, engaged or retained by such Indemnified Party in accordance with reasonable care. Any Indemnified Party may consult with counsel, accountants, investment bankers, financial advisers, appraisers and other specialized, reputable, professional consultants or advisers in respect of the affairs of the Company or its Affiliates and be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such persons; provided, that such persons shall have been selected in accordance with reasonable care.

(b) Notwithstanding any of the foregoing to the contrary, the provisions of this Section 3 shall not be construed so as to relieve (or attempt to relieve) the Indemnified Party of any liability to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but the provisions of this Section 3 shall be construed so as to effectuate the provisions of this Section 3 to the fullest extent permitted by law.

4. Indemnification.

(a) The Indemnified Party shall, in accordance with this Section 4, be indemnified and held harmless by the Company and its controlled Affiliates from and against any and all Indemnification Obligations (as defined below) arising from any and all claims, demands, actions, suits or proceedings (civil, criminal, administrative or investigative), actual or threatened, in which such Indemnified Party may be involved, as a party or otherwise, by reason of such Indemnified Party’s service to or on behalf of, or management of the affairs of, the Company and its Affiliates, or rendering of advice or consultation with respect thereto, or which relate to the Company or its Affiliates or any of their properties, business or affairs; provided, that such Indemnification Obligation resulted from the action or inaction of such Indemnified Party that did not constitute gross negligence, willful misconduct or fraud which, in each such case, was materially injurious to the financial condition or business reputation of the Business and provided, further, that the Indemnified Party shall not be entitled to indemnification hereunder for any acts, omissions or transactions for which an officer or director of a Delaware corporation may not be relieved of liability under the Delaware General Corporation Law. The Company and its controlled Affiliates shall also indemnify and hold harmless the Indemnified Party from and against any Indemnification Obligation suffered or sustained by the Indemnified Party by reason of any action or inaction of any broker or agent of the Company selected by such Indemnified Party; provided, however, that such broker or agent was selected, engaged or retained by such Indemnified Party in accordance with reasonable care. The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that such Indemnification Obligation resulted from the gross negligence, willful misconduct or fraud, or lack of reasonable care, of the Indemnified Party or that the act, omission or transaction was one for which an officer or director

3

of a Delaware corporation may not be relieved of liability under the Delaware General Corporation Law. Subject to Section 14.15 of the Agreement, expenses (including legal and other professional fees and disbursements) incurred in connection with this Section 4 shall be paid by the Company as and when incurred by the Indemnified Party. “Indemnification Obligations” means costs, losses, claims, damages, liabilities, expenses (including reasonable legal and other professional fees and disbursements), judgments, fines, settlements and other amounts, collectively.

(b) The indemnification provided by this Section 4 shall not be deemed to be exclusive of any other rights to which the Indemnified Party may be entitled under any agreement, or as a matter of law, or otherwise, both as to action in the Indemnified Party’s official capacity and to action in another capacity, (ii) shall continue after the Indemnified Party has ceased to have an official capacity with respect to the Company or its Affiliates for acts or omissions that occurred during such official capacity or otherwise when acting at the request of the Company or its Affiliates, and (iii) shall inure to the benefit of the heirs, successors and assigns of such Indemnified Party.

(c) Notwithstanding any of the foregoing to the contrary, the provisions of this Section 4 shall not be construed so as to provide for the indemnification of the Indemnified Party for any liability to the extent (but only to the extent) that such indemnification would be in violation of applicable law or that such liability may not be waived, modified or limited under applicable law, but the provisions of this Section 4 shall be construed so as to effectuate the provisions of this Section 4 to the fullest extent permitted by law.

5. Successors and Assigns. Except as otherwise provided herein, this Joinder shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns.

6. Counterparts. This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

7. Governing Law. THIS JOINDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF DELAWARE.

*    *    *    *    *

4

IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of the date first above written.

PRINCERIDGE PARTNERS LLC

By:
Name:
Title:

[Insert IFMI Manager Name]

Name: